As filed with the Securities and Exchange Commission on May 1, 2003. Registration No. 333-102526.


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2
                                     TO
                                  FORM SB-2

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          BIOPHAN TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

          Nevada                         8700                 82-0507874
(State or other jurisdiction   (Primary Standard Industrial  (IRS Employer
    of incorporation or              Classification          Identification
        organization)                   Code Number)               Number)


                        150 Lucius Gordon Drive, Suite 215
                          West Henrietta, New York 14586
                                 (585) 214-2441
(Address and telephone number of registrant's principal executive offices)


                                Michael L. Weiner
                             Chief Executive Officer
                       150 Lucius Gordon Drive, Suite 215
                         West Henrietta, New York 14586
                               Ph. (585) 214-2441
                               Fax:(585) 427-2433
         (Name, address and telephone number of agent for service)


                    Copy of all communications to:

                              Alan S. Lockwood, Esq.
                     Boylan, Brown, Code, Vigdor & Wilson, LLP
                                2400 Chase Square
                            Rochester, New York  14604
                               Ph.  (585) 232-5300
                               Fax: (585) 232-3528


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                     CALCULATION OF REGISTRATION FEE

Title of Each     Amount to Be   Proposed Maximum   Proposed Maximum   Amount of
Class of          Registered     Offering Price     Aggregate          Registration
Securities to                    Per Share (1)      Offering Price     Fee
Be Registered                                       (1)
-------------------------------------------------------------------------------------
Common Stock      Up to
                  8,960,000          $ .27          $ 2,419,200        $  196

Common Stock      Up to
Issuable upon       448,000          $ .27          $   120,960        $   10
Exercise of
Carolina
Financial
Warrants(2)

Common Stock      5,541,100          $ .27          $ 1,496,097        $  122

Common Stock      2,770,550          $ .27          $   748,049        $   61
Issuable upon
Exercise of
Warrants(2)

Common Stock        258,006          $ .27          $   69,662         $    6
Issued as
Commission

Common Stock        121,572          $ .27          $    32,825        $    3
Issuable upon
Exercise of CFS
Warrants(2)

Common Stock      1,180,000          $ .27          $   318,600        $   26
Issuable upon
Exercise of
Warrants of
Biomed(2)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended
(the "Act"), based on the average of the closing bid and asked prices for the Registrant's Common Stock (the "Common Stock") as reported on the Nasdaq OTC Bulletin Board on April 28, 2003.

(2) The number of shares of Common Stock specified above is the number which may be acquired upon exercise of certain of Biophan's warrants described in the Prospectus forming a part of this Registration Statement (the "Warrants"). This Registration Statement covers, pursuant to Rule 416, in addition, such indeterminable number of shares of Common Stock as may be issued on exercise of the Warrants by reason of adjustments in the number of shares of Common Stock issuable pursuant to antidilution provisions contained in the Warrants. Since such additional Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

(3)  Previously paid $1,167.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                Subject to completion dated May 1, 2003

                               PROSPECTUS
                        BIOPHAN TECHNOLOGIES, INC.

                     19,279,228 SHARES OF COMMON STOCK


There are hereby offered up to 19,279,228 shares of the common stock, of Biophan Technologies, Inc. All of these shares are being offered by selling shareholders. Biophan will not receive any of the proceeds from the sale of shares by the selling shareholders.

This prospectus relates primarily to the resale by Spectrum Advisors, Ltd., of up to 8,960,000 shares of our common stock that may be issued through a common stock purchase agreement between us and Spectrum, as further described in this prospectus.

Spectrum is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

This prospectus also relates to the resale of the following shares:

    * up to 448,000 shares of our common stock underlying up to 448,000 warrants to be issued to Carolina Financial Services, LLC for services rendered in relation to the common stock purchase agreement

    * 5,541,100 shares of common stock, and 2,770,550 shares of common stock underlying warrants, issued to certain purchasers in a private placement of our securities, pursuant to which the purchasers were granted the right to have their common stock registered in a subsequent registration statement, together with 258,006 shares issued as commissions to a finder in connection with that offering;

    * 121,572 common shares underlying warrants granted to principals of CFS for financial advisory and investment banking services;

    * 1,180,000 shares issuable upon exercise of warrants issued to Biomed Solutions, LLC; and


Our common stock trades on the over-the-counter market under the symbol "BIPH." The last reported sales price for our common stock on April 24, 2003 was $.315 per share.

The Securities Offered Hereby Involve A High Degree Of Risk.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospects is accurate or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is May 1, 2003.

                         TABLE OF CONTENTS
PART I                                                              Page

    Prospectus Summary                                                3

    Summary Historical Financial Information                          4

    Risk Factors                                                      5

    Use of Proceeds                                                  12

    Nature of Trading Market                                         12

    Dividend Policy                                                  13

    Capitalization.                                                  13

    Plan of Operation                                                13

    Business                                                         15

    Legal Proceedings                                                35

    Management                                                       35

    Executive Compensation                                           41

    Security Ownership of Certain Beneficial Owners and Management   43

    Certain Transactions                                             46

    Description of Securities                                        48

    Shares Eligible for Resale                                       49

    Restated Common Stock Purchase Agreement                         50

    Selling Stockholders                                             52

    Plan of Distribution                                             57

    Legal Matters                                                    60

    Experts                                                          60

    Where you can find Additional Information                        60

    Financial Statements                                            F-1

PART II

Information not required in prospectus                               61

Signatures                                                           69


You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                              PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes.

Biophan Technologies, Inc.

Biophan is an early-stage research and development company focusing on technology that will enable certain medical procedures and biomedical devices, including cardiac pacemakers, to become safe and compatible with magnetic resonance imagining (MRI) diagnostics. Our approach is based on multiple technologies, some that are patented and others for which we have U.S. and foreign patents pending. Our research efforts are focusing on demonstrating the feasibility of our coating and filtering solutions which we intend to license to medical device manufacturers. We incorporated on August 1, 1968 and began our current line of business on December 1, 2000. Through our fiscal year ended February 28, 2003, we have had no revenues from operations and have incurred cumulative net losses of $7,973,157. To date, we have relied entirely on sales of our securities and loans to fund operations.

Common Stock Purchase Agreement Relating To Equity Line

Effective November 22, 2002, we entered into a restated common stock purchase agreement with Spectrum Advisors, Ltd. for the potential future issuance and sale of up to $3,000,000 of our common stock. This agreement restated and superseded a common stock purchase agreement entered into with Bonanza Capital Masterfund, Ltd. as of June 6, 2002, on essentially the same terms and conditions. Pursuant to the common stock purchase agreement we, at our sole discretion and from time to time over a period of 24 months, may draw down on this facility, sometimes termed an equity line, and Spectrum is obligated to purchase shares of our common stock. The purchase price of the common stock purchased as to any draw down will be equal to 80% of the average daily volume weighted average price of our common stock for the five trading days preceding the applicable date. The minimum draw down which Spectrum is obligated to honor for any trading day is $12,500. Under certain circumstances, we may increase Spectrum's obligation under the equity line to $10,000,000. We are currently registering only 8,960,000 shares for sale under the equity line; at $.315, the closing price of our common stock on April 24, 2003, we would only be able to draw down up to $2,257,920 on the equity line of credit. We anticipate that we will register additional shares in the future to enable us to take full advantage of the equity line.

The Offering

Securities offered by selling
shareholders........................  Up to 19,279,228 shares of common stock, representing:

                                      * up to 8,960,000 shares issuable
                                      pursuant to the equity line

                                      * up to 448,000 shares issuable upon
                                      exercise of warrants to be issued in
                                      connection with the equity line

                                      * 8,311,650 shares issued to investors
                                      in our recent private placement or upon
                                      exercise of warrants issued in connection with that offering, plus 258,006 shares issued to a finder in connection with that offering;

                                      *121,572 shares issuable upon exercise
                                      of warrants issued to our financial
                                      advisors;

                                      * 1,180,000 shares issuable upon
                                      exercise of warrants issued to Biomed
                                      Solutions, LLC;

Use of Proceeds.....................  We will not receive any proceeds from the sale of shares by selling
                                      shareholders.

Risk Factors........................  An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC symbol..........................  BIPH


Executive Offices

    Our executive offices are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586. Our telephone number is (585) 214-2441 and our website is: www.biophan.com.


                    SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents summarized financial information as of the fiscal years ended February 28, 2003, 2002 and 2001. The information is extracted from the consolidated financial statements presented elsewhere in this prospectus and in previous filings and should be read in conjunction therewith.


                          Year ended         Year ended        Year ended
Operating Data:         February 28,2003   February 28,2002  February 28,2001
----------------------------------------------------------------------------
Revenue                        -0-              -0-                -0-

Salaries and related      $  648,304       $  461,629       $    59,861

General &                    582,174          475,520            16,059
administrative
expenses

Total expenses            (3,438,252)       3,705,917           729,130

Net (loss)                (3,438,252)      (3,705,917)         (729,130)

Net loss per share             (0.11)           (0.14)            (0.08)


Weighted average          31,731,051       27,000,962         9,166,887
shares outstanding
----------------------------------------------------------------------------

Balance Sheet Data:     February 28, 2003  February 28,2002  February 28,2001

Current assets            $  476,353       $  672,823       $   172,092

Total assets                 683,056          866,638           343,752

Current liabilities          796,187          645,389           280,992

Long-term
liabilities                   83,333            -0-             438,000

Stockholders' equity
(deficiency)                (196,464)         221,249          (375,240)

Working capital             (319,834)          27,434          (108,900)
----------------------------------------------------------------------------

                                 RISK FACTORS

    Please consider the following risk factors together with the other information presented in this prospectus including the financial statements and the notes thereto before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

We Are a New Business with a Limited Operating History and No Revenues to Date and Are Not Likely to Succeed Unless We Can Overcome the Many Obstacles We Face.

    We are a development-stage company with limited prior business operations and no revenues. We are presently engaged in the early stage development of certain medical procedures and biomedical devices. Unless we are able to secure adequate funding, we may not be able to successfully develop and market our products and our business will most likely fail. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been allocated primarily to the following:

    *  organizational activities;
    *  developing a business plan;
    *  obtaining interim funding;
    * conducting research and working toward the ultimate successful development of our products; and
    *  marketing to major biomedical manufacturers.

    In order to establish ourselves in the medical device market, we are dependent upon continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and that an investment in our common stock may be worthless if our business fails.

We Have Generated No Revenues and If We Are Unable to Generate Sufficient Revenues in the Future, We May Not Be Able to Continue Our Business.

    We are still in our formative and development stage. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and developmental expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to finalize development of our products or operate profitably. If we cannot operate profitably, you could lose your entire investment. As a result of the start-up nature of our business, initially we expect to sustain substantial operating expenses without generating significant revenues.

We Have a History of Losses and a Large Accumulated Deficit and We Expect Future Losses That May Cause Our Stock Price to Decline.

    For the fiscal years ended February 28, 2003, 2002 and 2001, we incurred net losses of $3,438,252, $3,705,917 and $729,130, respectively.
We expect to lose more money as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, the current economic weakness may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

Our Inability to Retain and Attract Key Personnel Could Adversely Affect our Business.

    We believe that our future success will depend on the abilities and continued service of certain of our senior management and executive officers, particularly our president and CEO and those persons involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers and consultants, we may be unable to successfully finalize and eventually market our medical devices and other products being developed, which will have a material adverse effect on our business.

Our Research and Development Efforts May Not Result in Commercially Viable Products Which Could Result in a Decline of Our Stock Price and a Loss of Your Investment.

    Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable products. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. If not, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

We May Not Have Opportunities To Enter Into Strategic Partnerships for the Commercialization of our Technologies Which Could Have a Severe Negative Impact on Our Ability to Market Our Products.

    We intend to enter into strategic partnerships or other relationships with established biomedical, pharmaceutical and bio-pharmaceutical companies to obtain the necessary regulatory approvals and to undertake the manufacturing and marketing efforts required to commercialize our products. However, we do not have commitments at this time from any potential partners. If we are unable to enter into any new partnerships, then we may be unable to commence the commercialization of our products.

We May Not Be Able To Develop A Market For Our Technology Which Will Most Likely Cause Our Stock Price to Decline.

    The demand and price for our technology and related products will be based upon the existence of markets for the technology and products and the markets for products of others, which may utilize our technology. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products maybe adversely affected. Our success will be dependent upon market acceptance of our technology and related products. Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration. This would likely cause our stock price to decline.

If We Are Not Able to Compete Effectively in the Competitive Medical Device Industry, Our Future Growth and Operating Results Will Suffer.

    Our future success depends on our ability to compete effectively with other manufacturers of medical devices, including major manufacturers of pacemakers and other implantable devices that may have internal development programs. We are an early-stage research and development company engaged exclusively in developing our initial products. We have not yet completed our first product and have no revenue from operations. As a result, we may have difficulty competing with larger, established medical device companies. Most of our potential competitors will be established, well-known companies that have:

    *  substantially greater financial, technical and marketing resources;
    *  larger customer bases;
    *  better name recognition;
    *  related product offerings; and
    *  larger marketing areas.

    Companies such as Medtronic Incorporated, Guidant Corporation, St. Jude Medical, Boston Scientific and Johnson & Johnson are major, international providers of active medical devices currently contraindicated for MRI. Because these companies may possibly develop MRI safe solutions for their own product lines, they may ultimately be in competition with us. These companies represent a wide array of medical devices and products, technologies and approaches. Most of these companies have more resources than we do and, therefore, a greater opportunity to develop comparable
products and bring those products to market more efficiently than us.   If we
do not compete effectively with current and future competitors, our future growth and operating results will be adversely affected.

We May Not Be Able To Obtain Necessary Government Approval To Market Our Technology Which Will Most Likely Cause Our Stock Price to Decline and Our Business to Fail.

    Our marketing partners must obtain the approval of the U.S. Food and Drug Administration in order to market our MRI-safe technology. If these approvals are not obtained, or are significantly delayed, our ability to generate revenues may be adversely affected and our development and marketing efforts inhibited. This would most likely cause our stock price to decline and result in the loss of all or part of your investment.

We May Not Be Able To Protect Our Proprietary Rights and We May Infringe the Proprietary Rights of Others. Our Inability to Protect Our Rights Could Impair Our Business and Cause us to Incur Substantial Expense to Enforce our Rights.

    Proprietary rights are critically important to us. Although we have exclusive licenses to three issued U.S. patents for MRI safety-related technology and we intend to aggressively pursue additional patent protection for our technologies as we continue to develop them, we cannot assure you that any additional patents will be issued. Although we will seek to defend our patents and to protect our other proprietary rights, our actions may be inadequate to protect our patents and other proprietary rights from infringement by others, or to prevent others from claiming infringement of their patents and other proprietary rights.

    Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

Because Two Of Our Directors Are Equity Owners And Managers Of Biomed Solutions, LLC, A Creditor And Shareholder Of Biophan, There May Be Conflicts Of Interest.

    Michael L. Weiner, our President, CEO and director, is the Manager and a 24.3% beneficial equity member of Biomed. Mr. Weiner, and Ross Kenzie, also a director of Biophan, make up the Biomed Board of Members. Biomed and its members own a significant amount of our outstanding common stock and we owe Biomed $500,000 plus interest for the transfer to us of its MRI-compatible pacemaker patents pending. We have also executed a line of credit with Biomed pursuant to which we owe Biomed $300,000 plus accrued interest as of the date hereof. We have issued to Biomed 1,180,000 warrants for the purchase of our common stock. Mr. Weiner is also the Manager and 42.3% equity member of Technology Innovations, LLC, which is a 57% equity member of Biomed. Further, Mr. Weiner is on the board of Nanoset, LLC, an entity owned in part by Biomed and with which we have negotiated a technology license agreement and are exploring acquiring additional rights to Nanoset's technology.

    Because of their relationships with these other entities, Messrs. Weiner and Kenzie may have conflicts of interest with respect to certain matters affecting us. Biomed is a creditor of Biophan and has the right to reacquire the MRI-compatible technology that it sold to us if payments are not made on a timely basis. Thus, a potential conflict could arise as to the enforcement of Biomed's rights to the MRI-compatible technology under its agreement with us. Also, a conflict could arise among the entities in the determination of which entity might acquire a particular technology. All potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the interests of the corporation.

If We Fail To Pay The Purchase Price For Our Technology, That Technology Will Revert To Biomed, Which Will Significantly And Negatively Impact Our Business And Your Investment.

    Under the Transfer Agreement with Biomed in connection with our acquisition of the MRI intellectual property rights, Biomed maintains a security interest in the underlying patents until the amount of $500,000, plus interest at 8% per annum, is paid to Biomed. Biomed has the right to take back these intellectual property rights if we do not satisfy the liability which is payable in 12 equal installments commencing June 1, 2004. In the event we are unable to satisfy this condition, and we lose our rights to the technology, we will suffer significant harm to our business and financial condition which would most likely cause the price of our stock to decline.

The So Called "Penny Stock Rule" Could Make It Cumbersome For Brokers And Dealers To Trade in Our Common Stock, Making the Market For Our Common Stock Less Liquid Which Could Cause The Price Of Our Stock To Decline.

Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

  *    make a special suitability determination for purchasers of our shares;

  * receive the purchaser's written consent to the transaction prior to the purchase; and

  * deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

    Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Risks Related To The Equity Line

The Equity Line May Not Generate Sufficient Funds For Our Needs. Additional Required Capital May Not Be Available At Attractive Terms Which Would Have A Material Negative Effect On Our Operating Results And Our Stock Price.

    The funds that we raise by drawing upon the equity line may not be sufficient to carry out all of the plans described in this prospectus or to achieve financial success. We do not have commitments for additional financing. To secure additional financing, we may have to borrow money or sell more securities, which may reduce the value of the securities to be issued as a result of this offering. We may be unable to secure additional financing on favorable terms.

    Selling additional stock, either privately or publicly, could dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

The Common Stock Purchase Agreement Limits The Number Of Shares Of Common Stock Spectrum Is Permitted To Hold At Any One Time To 9.9%, Which May Further Limit Our Ability To Draw Down Amounts That We Request.

    The common stock purchase agreement provides that we may not sell shares of our common stock pursuant to our draw down right under such agreement if sale would cause Spectrum to beneficially own more than 9.9% of our issued and outstanding common stock at any one time. As of the date hereof, 9.9% of our outstanding common stock would be 4,135,221 shares. At a price of $.315 per share, we would only be able to draw down approximately $1,034,000 under the equity line. Accordingly, we may have to significantly curtail the scope of our operations and alter our business plan if, at the time of one or more draw downs, this 9.9% restriction results in our inability to draw down some or all of the amounts requested in any draw down notice. Of course, any resale of our common stock by Spectrum would reduce their beneficial ownership, reducing the effect of the 9.9% provision on our ability to exercise draw downs.

We Do Not Have A Sufficient Number Of Authorized But Unissued And Unreserved Shares To Permit Us To Take Full Advantage Of The Spectrum Equity Line Of Credit At Current Market Prices. If We Are Unable To Obtain Approval For An Increase In Our Authorized Shares, We Will Have To Curtail Our Development Efforts, And We May Be Unable To Achieve Our Business Plan.

    Under the Spectrum equity line of credit, we are permitted to draw up to $3,000,000 and, under certain circumstances, to increase this commitment up to $10,000,000. To draw down $3,000,000 at our current market price would require us to issue approximately 11,904,761 shares to Spectrum and approximately 595,238 warrants to CFS. We currently have available for issuance only 9,628,365 common shares, so we are registering 8,960,000 shares for issuance to Spectrum and 448,000 for issuance to CFS upon exercise of its warrants. At our current market price, this will only allow us to draw down $2,257,920. If our market price declines, we will be able to draw down even less.

    Unless the market price of our common stock substantially increases, we must obtain approval from our shareholders to increase our authorized shares, and then file and have declared effective a new registration statement, in order to take full advantage of the equity line of credit. If we are unable to do so, we may have to curtail our technology development efforts, and our business and the price of our stock may be adversely affected.

Our Common Stock Purchase Agreement With Spectrum And The Issuance Of Shares To Spectrum Thereunder May Cause Significant Dilution To Our Stockholders And May Have An Adverse Impact On The Market Price Of Our Common Stock.

    The resale by Spectrum of our common stock that it purchases from us will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell to Spectrum will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock. If we were to require Spectrum to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares to Spectrum will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

    The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Our Common Stock Has Experienced In The Past, And Is Expected To Experience In The Future, Significant Price And Volume Volatility, Which Substantially Increases The Risk That You May Not Be Able to Sell Your Shares at or above the Price That You Pay for the Shares.

    Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. During 2002, and through February 2003 our common stock was sold and purchased at prices that ranged from a high of $6.45 to a low of $0.18 per share. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

    The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

  *    variations in our quarterly operating results;

  * our ability to complete the research and development of our technologies;

  *    the development of a market in general for our products;

  *    changes in market valuations of similar companies;

  * announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  * loss of a major customer or failure to complete significant transactions;

  *    additions or departures of key personnel; and

  *    fluctuations in stock market price and volume.

    Additionally, in recent years the stock market in general, and the OTC-BB and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

    In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

Because Spectrum Is A Resident Of A Foreign Country, It May Be Difficult Or Impossible To Obtain Or Enforce Judgments Against Spectrum.

Spectrum is a Nevis corporation with offices in London, England, and a substantial portion of its assets are located outside of the United States. As a result, it may be difficult or impossible to effect service of process on Spectrum within the United States. It may also be difficult or impossible to enforce judgments entered against Spectrum in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgments obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors:

    *  continued development of our technology

    *  dependence on key personnel

    *  competitive factors

    *  the operation of our business

    *  general economic conditions

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                             USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by any selling shareholder. Because we are not obligated to, and may decide not to, exercise any draw downs under the equity line of credit agreement, we may not receive any proceeds under the equity line. Further, no warrant holder is compelled to exercise their warrants, so we may not receive any proceeds from warrant exercise.


                        NATURE OF TRADING MARKET

Our common stock is listed on the OTC Bulletin Board under the symbol BIPH. The stock was not actively traded until October 2001 and the following table sets forth, for the fiscal quarters indicated, the high and low bid prices. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

       Quarter Ended                         High        Low

       November 30, 2001                    $6.50       $5.50

       February 28, 2002                    $7.25       $2.37

       May 31, 2002                         $2.65       $ .75

       August 31, 2002                      $1.13       $ .30

       November 30, 2002                    $ .38       $ .18

       February 28, 2003                    $1.15       $ .29

We currently have outstanding 37,634,693 shares held by approximately 400 shareholders.


                              DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.


                              CAPITALIZATION

The following table sets forth our capitalization as of February 28, 2003.


You should read this information in conjunction with our financial statements and the accompanying notes, and the other financial information appearing elsewhere in this prospectus.

Long-term debt:                           $   83,333
                                          ==========
Stockholders' equity(deficiency):
 Common stock, $.005 par value
   Authorized, 60,000,000 shares
   Issued and outstanding:
     37,634,693 shares                    $  188,173
 Additional paid-in capital                7,588,520
 Accumulated deficit                      (7,973,157)
                                          ----------
                                          $ (196,464)
                                          ==========


                               PLAN OF OPERATION

    We are currently in the development stage of operations and expect to be in that mode for the foreseeable future. Our primary mission is to develop and commercially exploit technologies for enabling cardiac pacemakers and other life sustaining medical devices to be safe and compatible with magnetic resonance imaging (MRI) and other equipment that generates powerful magnetic and radio frequency signals.

    We will receive no proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus. However, we will receive proceeds only from draw-downs under the equity line of credit. We estimate that proceeds from potential sales of our stock to Spectrum Advisors under the equity line of approximately $2,257,920 will be sufficient to satisfy our cash requirements over the ensuing twelve months. If we are limited to the condition that Spectrum may not own more that 9.9% of the outstanding shares at any one time, we would be able to draw down only approximately $1,034,000 under the equity line. Accordingly, we would have to curtail some of our programs, reduce our expenses and renegotiate loans based on the available funds. Our estimate of the use of proceeds given each situation is as follows:

                                                     Proceeds from     9.9%
                                                       Spectrum     Limitation
                                                      ----------    ----------
          Research and product development            $  970,000    $  526,000
          Operating expenses                             512,128       179,600
          Repay related party loans plus interest        475,000       150,000
          Commission on draw downs under equity line
           of credit                                     225,792       103,400
          Costs of registration                           75,000        75,000
                                                      ----------    ----------
                                                      $2,257,920    $1,034,000
                                                      ==========    ==========

    The above table takes into consideration the cost of filing the registration statement, of which this prospectus is a part, and includes legal, accounting and printing expenses and filing fees. Operating expenses are an estimate of expenditures we anticipate in operating our business, based on the level of funds realized from the line of credit.

    We intend to pursue our research and product development activities, concentrating the major portion of our available resources on the shielding and filtering technologies for achieving MRI safe solutions. We have identified a core group of potential customers/development partners for our technology and continue to meet with these companies on a regular basis. Our goal is to enter into a development arrangement with one or more of these entities whereby the entity would provide financial and research support to further the commercialization of our technologies. In addition to seeking development arrangements with potential partners, we will continue to expand our technology portfolio by seeking to acquire complementary technologies through licensing arrangements with other third parties. Key members of our management team have and will continue to attend and present technical papers at industry trade conferences and to leaders in the pacing and medical device arena.

    We estimate that our research and development plan will require approximately $970,000 of our funds over the next twelve months, or $526,000 if we are subject to the 9.9% limitation, dedicated to the following activities:

                                                     Proceeds from     9.9%
                                                       Spectrum     Limitation
                                                      ----------    ----------
      MRI Shielding for Active Medical Devices         $  344,000   $  311,000
      MRI Shielding for Passive Medical Devices           238,000      215,000
      Photonic Technology for Intraluminal MR Imaging     388,000        -0-
                                                       ----------   ----------
                                                       $  970,000   $  526,000
                                                       ==========   ==========

    The MRI Shielding project entails the development of technology that may be applied to active medical devices such as pacemakers, drug pumps and others, and to passive medical devices such as biopsy needles, guidewires and others, to allow patients to undergo MRI diagnostics. The Intraluminal project involves the use of our photonic technology to develop products that improve the image quality and reduce the scan time of MRI diagnostic procedures.

Our photonic technology uses miniature electronic components to convert both power and data signals from electicity to light, thus eliminating the need for long wires inside the body. These wires are the source of unwanted heating and electrical charges that result from the magnetic and radio frequency fields used in MRI. Replacing wires with optical fibers eliminates these problems. Microcoils are a miniature version of MRI receiver coils that, rather than being external to the body as in traditional MRI, can be incorporated into a catheter and inserted inside the opening (or lumen) inside the body (thus "intraluminal microcoil"). The projects will be conducted in orderly phases, first demonstrating technical feasibility, then completing detailed product designs, verifying and validating the designs. A commercialization partner will be able to intersect at any stage of development of a project.

    The related party loans include a $350,000 line of credit agreement with Biomed Solutions, LLC, which is a shareholder of Biophan and of which Michael
L. Weiner, our CEO, is a manager and part owner. Currently, $300,000 is outstanding under this agreement. The loan bears interest at 8% per annum and is due and payable in 10 equal consecutive monthly installments commencing upon the effectiveness of this registration statement. Related party loans also include a loan of $143,570 from H. Deworth Williams, a less than 5% stockholder. This loan also bears interest at 8% per annum and is due on December 31, 2003.

Our current strategic plan does not indicate a need for material capital expenditures in the conduct of research and development activities, nor does the plan contemplate any significant change in the number of employees. We currently employ ten full-time individuals.

New Accounting Standards

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143 "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.
We currently are reviewing SFAS 143 and intend to implement it, if applicable, as of March 1, 2003.

    In August 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121); however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used". In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g., abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale". SFAS 144 is effective for fiscal years beginning After December 15, 2001. The adoption of SFAS 144 did not have a material impact on our consolidated financial condition or results of operations.

    In April 2002, the FASB issued Statement No. 145 "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). SFAS 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement of Financial Accounting Standards No. 4 (SFAS 4). Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS 145 also amends Statement of Financial Accounting Standards No. 13 and requires that certain modifications to capital leases be treated in the same manner as sale-leaseback transactions. SFAS 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS 4 for fiscal years beginning after May 15, 2002. The adoption of the applicable provisions of SFAS 145 did not have an effect on our financial statements.

    In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)". SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS
144. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. We will implement SFAS 146 as of March 1, 2003.


                                  BUSINESS

Company History

    We incorporated in the State of Idaho on August 1, 1968 under the name Idaho Copper and Gold, Inc. On February 9, 1999 we amended our Articles of Incorporation to change our name from Idaho Copper and Gold, Inc. to Idaho Technical, Inc. On January 12, 2000 we formed a corporation in Nevada with the intent to move our domicile to Nevada. On January 24, 2000 we implemented the change of domicile to Nevada by filing Articles of Merger between the Idaho and Nevada Corporations. On December 1, 2000 we amended our Articles of Incorporation to change our name from Idaho Technical, Inc. to GreatBio Technologies, Inc. and on July 19, 2001 we amended our Articles of Incorporation to change our name from GreatBio Technologies, Inc. to Biophan Technologies, Inc.

    On December 1, 2000, we acquired LTR Antisense Technology, Inc., a New York corporation, from Biomed Solutions, LLC (formerly Biophan, LLC), a New York limited liability company, in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, dated December 1, 2000 and amended as of June 8, 2001, by and among our company, LTR and Biomed. LTR owns several patents for proprietary HIV antisense gene therapy technology.

 Just prior to the acquisition of LTR Antisense, our Board of Directors consisted of Geoff Williams (President), David A. Miller (Vice President/Secretary/Treasurer), Dale F. Miller and Ed Cowle. There were 4,047,330 shares of stock outstanding including shares owned by the following control persons. Geoff Williams owned 351,000 shares (8.7%), David A. Miller owned 90,500 shares (2.2%), Dale F. Miller owned 91,500 shares (2.2%), Ed Cowle owned 851,000 shares (21%), H. Deworth Williams owned 1,398,200 shares 34.5%) and Biomed owned 718,000 shares (17.7%). There were no other control persons prior to the acquisition. The terms of the transaction were established by arms-length negotiation between Messrs. Cowle and Miller and
H. Deworth Williams on behalf of our company, and Michael Weiner on behalf of Biomed, and approved by our Board of Directors and the Board of Members of Biomed. In connection with the transaction, 250,000 shares were issued to Walter Keay, an individual who acted as a finder for us in connection with the transaction.

    Immediately following the acquisition, the same control persons owned collectively 97.9% of Biophan.

    In connection with the exchange, we:

    * issued 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR and

    * issued an additional 10,759,101 shares of common stock to a group of investors, consisting of Ed Cowle, H. Deworth Williams and Geoff Williams, for cash of $175,000 in order to provide initial working capital.


    Also on December 1, 2000, we acquired intellectual property rights, including a pending patent to the MRI-compatible pacemaker technology from Biomed, for future consideration of $500,000. The assignment was consummated pursuant to, and in accordance with, the Transfer Agreement, and the related Assignment and Security Agreement, dated December 1, 2000 and subsequently amended by and between us and Biomed. The due date of this payment has been extended to be payable in twelve equal monthly installments commencing on June 1, 2004. The obligation bears interest at 8% per annum from February 28, 2002.

    The Assignment and Security Agreement (i) assigns the rights to the transferred MRI patents and subsequent improvements, and (ii) provides the same as collateral for the payment of the $500,000 liability under the Transfer Agreement. Both the Exchange Agreement and the Assignment and Security Agreement contain provisions for the reversion of the technology to Biomed if

    *  we become bankrupt or otherwise seek protection from creditors; or

    * in the case of the MRI-compatible technology, we fail to pay the consideration therefor when due.

    During 2001, we entered into a Commercial Research and Development
Agreement (CRADA) with the National Institutes of Health and the University of Rochester Cancer Center, wherein these organizations conduct research and development associated with the antisense technology. This allowed us to put our full resources into the development of the MRI safety improvements to biomedical products. In 2002, we decided to discontinue research and development of the HIV antisense technology and the CRADA was terminated.
While the technology holds promise and has issued patents, we feel our most promising opportunity is in the MRI safe solutions we have developed and we intend to focus our research and development activities on that technology.
We may sell the HIV antisense patents if an appropriate buyer can be identified.

Company Business

    Our core business is providing technology that will enable both implantable medical devices such as pacemakers, and interventional devices such as tools used inside the body during surgery, to be used safely and effectively in conjunction with MRI diagnosis, and will enable surgical procedures to be performed under real-time MRI guidance.

Background Terms, Facts, and Assumptions:

    * MRI is widely considered to be the premiere non-invasive imaging method due to the following capabilities:
    *  Superb soft tissue contrast
    *  No ionizing (x-ray) radiation that can cause cancer.
    * No toxic contrast agents such as those used in some x-ray procedures to highlight specific tissues, that can cause allergic or other reactions.
    *  Images are not obstructed by bone
    *  Multi-plane images can be obtained without repositioning the patient
    *  The ability to use MRI to guide surgical procedures.

    Due to these advantages, we believe the use of MRI will continue to increase. As the technology continues to evolve, MRI systems using higher power levels will provide better image quality. However, these advances may create greater risks to more patients and institutions that use MRI, exposing pacemaker patients to MRI creates risks and liabilities that are likely to endure for some time. We believe that a solution that can be shown to substantially reduce these risks would be readily accepted by the market. Such a solution may provide prospective licensees with the opportunity to increase their market share by offering safer devices, as well as reduce potential liabilities. Biophan's MRI-safe technology platforms could make this possible in a way that requires no changes to existing product designs, and requires very minor modifications to existing product manufacturing processes. Due to these advantages, we believe that the technologies will be attractive to commercial partners.

    FDA regulations and manufacturer labeling for pacemaker devices include strict contraindications against use in an MRI environment(See Achenbach S, et al Am Heart J 1997;134:467-473; ECRI, Health Devices Alert, May 27,1988, pp.1; Shellock FG, Reference Manual for Magnetic Resonance Safety: 2002 edition, Amirsys, Inc., Salt Lake City, 2001; Zaremba L. FDA guidance for MR system safety and patient exposures: current status and future considerations / Magnetic resonance procedures: health effects and safety. CRC Press, Boca Raton Fl, pp.183-196, 2001). Contraindication means that a particular action or procedure, in this case, use in an MRI environment, is inadvisable. This pacemaker contraindication is based on evidence that induced electrical currents in the pacemaker lead can falsely pace the heart rapidly, can damage the device itself, and can create localized heating that causes tissue damage that may degrade the effectiveness of the pacing system. Independent description of these problems can be found in the following references:


    1. Experimental studies showing that pacemaker electrodes could heat up to 100 C (increase of 63.1 C) within 90 seconds of MRI scanning.
S. Achenbach, et.al. "Effects of MRI on Cardiac Pacemakers and Electrodes, American Heart Journal, 1997, 134, 467-473.

    2. Professional opinion that "In practice, it is not possible to design a device for use in an MR environment, incorporating long metallic parts such as guide wires, mechanical cables, or electrical leads, and be completely sure of safety." Conclusions from experimental studies showing 74 C (and higher) temperature increases in guide wires after 30 seconds of MR scanning

M. Konings, et.al.  MEDICA MUNDI, 45/1, March 2001, page 35

    3. Experimental data indicating a maximum temperature of almost 90 C and myocardial necrosis (that) could be demonstrated in histological studies.
F. Duru, et.al. Pacing in MRI environment: Clinical and technical considerations on compatibility. Eur Heart J, 2001, 22: 113-124.

    Given the number of pacemaker patients worldwide, approximately 2.5 million in 1997, (See Barbaro, V.; Bartolini, P., and Bernarducci, R. (Biomedical Engineering Laboratory, Istituto Superiore di Sanita, Rome, Italy. ingbio:net.iss.it). A portable unit for remote monitoring of pacemaker patients. Journal of Telemedicine & Telecare. 1997; 3(2)), and the percentage of pacemaker wearers (17%) who are denied MRI as a result of the total contraindication against MRI for pacemaker wearers, a very conservative estimate of the number of patients denied access to MRI is 300,000 (See "Interference in Implanted Cardiac Devices, Part II" by Sergio L. Pinski and Richard G. Trohman, October 2002, PACE, Vol. 25, No. 10. Specifically, the authors state "In a survey of 1,567 Japanese pacemaker patients, 17% stated that they presented conditions for which MRI would have been recommended if the device (pacemaker) had not been present." The source of this statement may be found in a study entitled, "Concerns about sources of electromagnetic interference in patients with pacemakers", authors Y. Sakakibara and T.
Mitsui, Jpn Heart J 1999; 40:737-743.) Although we have not updated our data from 1997, we believe our estimates used above are accurate, but conservative, because the use of pacemakers worldwide has increased since 1997.

    Other medical devices also contraindicated for use with MRI could be made safe with Biophan's technologies. (See "The Reference Manual for Magnetic Resonance Safety, by Dr. Frank G. Shellock, 2002 edition, Amirsys Inc., ISBN 1-931-884-00-5.). Technologies currently under development by us for MRI safety and compatibility, provide the following advantages to devices that use them:

    * Reduction of heating to long metallic components resulting from radio frequency energy and pulsed magnetic fields used in MRI;

    * Reduction of electrical currents induced in metallic components resulting from radio frequency energy used in MRI; and

    * Reduction of MR image distortion resulting from metallic or other conductive components in or near the body area being imaged.

    Pacemakers are one example of implanted devices used to control organ function. Other cardiac-related devices, such as implantable cardioverter defibrillators, are used to not only pace, but to help the heart recover from episodes of dangerously high pulse rate (cardioversion) and from random chaotic behavior (defibrillation). Other stimulation devices are used to help organize the contraction of the four heart chambers to reverse the effects of congestive heart failure (CHF). Neurostimulators are being used to stimulate brain tissue and eliminate symptoms of Parkinson's disease. Electrical stimulators are also being used for bladder dysfunction. All of these devices use electrical leads similar to those in pacemakers. These devices are subject to the same heating and electrical currents and can benefit from the technologies being developed by Biophan.

    Surgical placement of leads used with pacemakers and other implantable devices, placement of catheters for short-term use, and placement of more permanent devices such as stents within the circulatory system, is done by use of guidewires. These guidewires typically use long metal wires for reasons of strength, flexibility, and reliability. The use of guidewires benefits from direct, real-time visualization. MRI is preferred in many cases due in part to the fact that x-ray imaging exposes patients and physicians to radiation, and due to the improved soft-tissue imaging available with MRI. However, guidewires and long wire components in catheters are subject to the same problems associated with pacemaker leads when used in MRI. Thus, our technologies being developed can also provide benefits to these devices.

    We are presently in the process of establishing one or more partnerships to complete the development process for our technologies. These partnerships may be with one or more companies involved in the manufacture and sale of:

    *  components such as pacemaker leads,

    * active devices such as pacemakers that make active use of wires to conduct data and stimulating pulses,

    * passive devices such as guidewires that only make use of the physical properties of the wire elements in them, and

    *  MRI diagnostics systems.

    All of these potential business relationships are being pursued with the interest of funding the remaining development work, supporting necessary clinical trials and approvals, and ultimately resulting in a license for manufactured products with royalties coming to Biophan. We do not have plans to create separate business units to pursue these opportunities.

    An MRI procedure may be crucial to diagnosing colon cancer, a brain tumor, or a host of other serious, life threatening problems. The existence of a medical device that is not MRI safe and compatible requires physicians and patients to make a very difficult decision to either forego the MRI, or risk serious injury and potential death from undergoing MRI with a pacemaker, neurostimulator, or other implantable device installed. See the following references for information relating to patient deaths:

    1. FDA Medical Device Report (MDR) records of pacemaker patient deaths during or shortly after an MR exam. FDA Medical Device Records (MDRs)
# 351516, 748838, 175218, and 1259381:

    2. Pacemaker patient who died 15 minutes after MRI scan of the brain. "Fiber Optics "Fiber Optics May Allow Pacemaker Users To Undergo MRIs Without Health Threat." The Wall Street Journal, Feb 22, 2002. D. Pennell, M.D. Imperial College, London.

    3. Pacemaker patient who suffered severe brain damage and death following an MRI exam. Loss prevention case of the month. "Not my responsibility!" Journal of the Tennessee Medical Association. 1988;81(8): 523, J. K. Avery, M.D. St. Thomas Hospital, Nashville, TN.


                                    Technology

    A brief description of the terms used to describe our technologies may be helpful and is present below.

    * The term 'MRI safe' refers to a situation in which MRI testing will cause no harm to the patient or to any implantable or interventional device within them.

    * The term 'MRI compatible' refers to a situation in which image interference is minor, and the resulting MRI image is useful in diagnosing the patient's state of health.

    * The term 'active' refers to an implantable device or surgical implement that uses optical, electrical, and/or other energy to sense or transmit information, and/or modify or treat diseased tissue. Examples include pacemakers and related devices, catheter imaging devices, and drug pumps, all of which may be affected during MRI.

    * The term 'passive' refers to an implantable device or surgical implement that does not transmit information but serves to move, secure or modify tissue or another device, and does so via its mechanical action or presence only.

    * Carbon Composite materials consist of ultra-fine whiskers of carbon dispersed in a plastic material. The resulting material has the ability to absorb and/or reflect electromagnetic energy at frequencies that relate to the size of the whiskers. This material can be extruded and molded to make components.

    * Nanomagnetic materials consist of ultra-fine particles of magnetic material (such as iron) embedded in a ceramic material. These particles are so small that they behave differently than they would in a continuous layer or solid. The choice of magnetic and ceramic materials, particle sizes, and layer thickness permit 'tuning' the nanomagnetic layer to reflect and/or absorb specific frequencies of energy. They are also so thin that they can flex without breaking and are extremely tough.

    * Filtering technology that essentially blocks unwanted induced currents at both ends of a catheter or other device.

    * Photonic technology that uses miniature diode lasers and photocells at each end of a catheter or pacemaker lead or surgical device to transmit energy and information without any electrical conductors. Diode lasers are semiconductor devices that can be as small as the size of a grain of salt that convert an electrical pulse to light at a single frequency or color. Photocells reverse this process and can also be very small. By integrating these elements carefully at each end of an optical fiber, we can send power and information without the use of wires. This technology has been made very reliable and cost effective by development in support of the telecommunications industry.

    * A further application of photonics is in intraluminal imaging. This is an extension of MRI imaging where the MRI receiver coil that is traditionally outside the body, is reduced to a very small size (microcoil) so that it can be placed inside (intra) a body cavity or blood vessel (lumen). This can provide significant improvements in resolution. We believe the performance and safety of these microcoils can be greatly improved by using our photonic technology to replace the wires currently being used by researchers to connect them to the external MRI system.

    Research and Product Development Activities

    We are developing technology that will enable patients with implanted biomedical devices to safely undergo MRI. We remain committed to the development of MRI-safe solutions for pacemakers and other biomedical devices. Specifically, we have been developing an MRI safe temporary pacemaker and recently conducted animal tests demonstrating this temporary pacemaker can safely pace an animal's heart. The details of this testing are discussed below. The current design of the temporary pacemaker utilizes a photonic, or fiber-optic based catheter which could be inserted into a patient prior to an MRI procedure to ensure that if their implanted device fails or malfunctions, the temporary device will keep their heart safely paced. Based on our testing and research we believe the technical and clinical feasibility of a photonic approach has already been demonstrated.

    Initially we planned to develop the photonic temporary pacemaker ourselves through clinical trials, FDA approval and into commercial use. However, we do not intend to take the device through FDA approval on our own. Instead we are offering the temporary pacemaker, along with our other MRI safe solutions, to prospective licensees for licensing and further development. To date we have received licensing interest for the pacing solution, and for utilization in developing a fiber-optic catheter for an imaging application using MRI scans, called "intraluminal imaging" however, we have not yet entered any licensing or development contracts for the technology.

    Our current research efforts are focused on demonstrating the feasibility of our coating and filtering solutions that we intend to license to medical device manufacturers. Initial tests of these solutions have been promising enabling us to have preliminary discussions with several companies regarding potential development arrangements. We have entered into mutual confidentiality agreements with these prospective partners although, to date, we have not executed any final agreements. Management continues to negotiate with these companies and strives to agree to definitive terms in the near future.

     The results of these tests are discussed below. Until these tests were recently completed it was not clear if these solutions could solve the MRI safety issues of pacemakers and other devices. With the initial results we have achieved, it appears that these solutions can significantly reduce the heating and other problems that have caused the MRI contraindications. Our discussions with major manufacturers of pacemakers and other devices has indicated a strong preference for coating/filtering solutions versus photonic solutions for several reasons including battery life and ease of engineering redesign. To date we have received licensing interest in our technology from pacemaker, guide wire and neurological device companies but we have not yet entered into any licenses for the technology.

    Our original focus was solely on pacing technology. However, following the testing of our coating and filtering technologies and the corresponding positive feedback from medical device manufactures, both inside and outside the pacing industry, we believe our potential market has been significantly increased. This increase is a result of developing technology that could be utilized by medical devices, including guide wire and neurological devices in addition to the pacemakers. As the coating/filtering technology does not require a complete product redesign and manufacturers have indicated a preference for this technology, we believe the time to commercialize our technology has been reduced. Further, we anticipate that one or more manufacturers will partner with us in developing the technology, thereby reducing our capital requirements.

    We have completed two evaluations of the fiber-optic based temporary pacemaker. Tests conducted in an active MRI environment conducted in a 'phantom' (a plastic box with gel material that mimics the body) proved operability of the device and lack of heating. An animal study demonstrated that the device can effectively pace the heart. No clinical tests on humans have been conducted and there are currently no plans to do so unless a development partner is identified and unless they assume responsibility for conducting these tests. However, animal studies such as those conducted have a good correlation to human clinical trials, since the cardiac pacing mechanisms and their similarities across species are well understood.

We believe that the combination of these tests demonstrates that a photonic pacemaker can effectively pace a heart, while eliminating the serious problems related to induced electrical currents and heating of the lead/tissue interface. In the test, the photonic catheter and pacemaker provided cardiac stimulation equivalent to that of a traditional electronic pacemaker. The in vitro test demonstrated that this stimulation is safely provided in the presence of electromagnetic fields associated with MRI. Additionally, the photonic catheter was found to have handling characteristics similar to traditional catheters.

    The fiber-optic lead has been tested in an MRI machine and does not heat up as do existing catheters that contain metal wires. We are exploring the use of this technology with third parties, under license, for use in deep brain stimulation applications, such as treating movement related disorders like Parkinson's disease and epilepsy. We have also received OEM licensing interest from several companies wishing to use the fiber-optic lead to power intraluminal coils. We are anticipating one or more R&D contracts to help finance the development of this product that is based upon Biophan's photonic technology platform.

    We have licensed, on an exclusive basis, issued patents for shielding and electromagnetic interference (EMI) filtering technologies that include the use of carbon composite and nanomagnetic particle technologies.

    We have obtained a license from Johns Hopkins University for an issued patent for an MRI-safe electrocardiogram and pacemaker lead. The license is exclusive to us for implantable devices and also covers other market segments. This technology provides a low-pass radio frequency ("RF") filter at the electrode tip in the heart that permits conduction of pacemaker signals but blocks high-frequency MRI electromagnetic signals that cause problems in implanted devices.

    Two tests of our technologies were recently conducted in active MRI imaging systems at imaging centers located in Western New York. The first test, showed a reduction of thermal heating caused by an MRI machine on a metal wire similar to a pacing lead that is protected by one of our MRI technologies. The control sample heated over 22 degrees Centigrade in less than one minute. With the Biophan technology added, the heating was reduced to about 1 degree Centigrade, below the level that can cause tissue damage and well within FDA safety guidelines. The second test showed a reduction of 89% in the electrical energy induced in a metal object by the MRI radio frequency field after our MRI safety technology is added to the sample.

    We have also filed patents for reducing the energy output of an MRI machine in order to minimize the energy that causes lead heating. The combination of shielding, filtering, and MRI output reduction could possibly result in solving the MRI heating problem in both active medical devices (e.g. pacemakers, defibrillators), and passive medical devices (e.g. catheters, guide wires).

    We conduct our R&D and prototype development through sub-contract arrangements with third parties. Greatbatch Enterprises Corporation, a company in Clarence, New York founded and managed by Wilson Greatbatch, has developed the fiber-optic prototype temporary pacemaker for us under contract, and has assigned the related patent applications to Biophan. Any future prototype work on the photonic catheter will be conducted with FDA approved manufacturers. Biophan has entered into R&D agreements with Alfred University to develop nanomagnetic shield technology, and with the University of Buffalo for carbon composite polymers (extremely fine carbon fibers in a polymer, or plastic base material). These arrangements are discussed in more detail below.

    Biophan has entered into a development agreement with the UB Business Alliance (at University of Buffalo). The objective of this collaboration is to develop the means to shield implanted medical devices, such as a catheter, from the harmful effects of magnetic resonance imaging. The technology being developed by this collaboration consists of small carbon materials manufactured in a flexible polymer support. Major activities include development of optimally performing mixtures of carbon and polymer materials, the application of these optimal formulations to medical devices, and the testing of these devices in a magnetic resonance imaging system. Under the terms of the agreement, we will contribute $23,375 toward the project costs estimated to be $42,994.

    Biophan has also entered into agreements with Alfred University. The objective of this collaboration is to develop the means to shield implanted medical devices, such as pacemaker leads, from the harmful effects of magnetic resonance imaging (MRI). The technology being developed by this collaboration consists of nano-magnetic materials and the processes used to apply these materials as uniform, thin-film coatings. Major activities include the development of optimal nano-magnetic coating formulations, delivery of three coated pacemaker leads, the delivery of three coated guidewires suitable for testing, processes for applying these formulations to medical devices, and the testing of these devices in a magnetic resonance imaging system.
This collaboration also provides Biophan with access to expensive, thin-film coating equipment considered essential to the development of effective nano-magnetic MRI shielding materials. Biophan has paid Alfred University $118,000 for these services.

    While the objectives of the two collaborations are similar (i.e. the development and evaluation of MRI shielding materials), it should be understood that each collaboration is developing a different technology.
The success of these collaborations would provide Biophan with multiple solutions to the MRI safety problem. Biophan considers this to be very important, since the MRI shielding requirements differ by product type, and having multiple solutions would enable us to apply our technologies to a broader range of products. Specific product technology development activities along with timelines and estimated costs, can be found in the section "Products and Markets" below in this document.

Patents and Intellectual Property

    We have been aggressive in filing patent applications on these technologies. Due to the importance of our patent portfolio it may be helpful to provide more detail regarding the patent process:

    * Once a patent is filed, the United States Patent & Trademark Office (USPTO) examines it over a period that may range from a year to two or more. USPTO action is a challenge to the content or scope of the patent, and may require one or more iterative responses to the Examiner's questions or challenges. During this process, typically after eighteen months from filing, the USPTO will publish the application, making it available on the USPTO database so that it is publicly available. Once negotiation over the office action is complete the Patent office may allow the patent, essentially informing the inventor(s) that they may pay fees and the patent will then issue, or become a formal patent.

    * As previously discussed, we have exclusive licenses, in medical device applications, to three issued patents; one each in the areas of carbon composite shielding, nanomagnetic shielding, and RF (radio frequency) filtering. RF filters are commonly used in communications equipment to block unwanted signals.


    * We have filed (42) US patent applications covering various aspects of photonic and other technologies providing improvements in MRI safety and compatibility, as well as other aspects of implantable device performance. None of these applications have yet been allowed, approximately 60% of these have been published by the USPTO, and we anticipate initial Office Actions in the near future.

    * The inventor of the nanomagnetic shield technology, Dr. Xingwu Wang, at Alfred University, New York, has applied for an additional (9) US patent applications covering further improvements extensions to that technology; these will also be licensed exclusively to Biophan for medical markets.

    * Additional patent filings in nanomagnetic materials, and in MRI microcoil designs, are in process or contemplated.

       The issued patents have remaining lifetimes, as follows:

       *  U.S. 6,506,972; Magnetically Shielded Conductor; 19 years
       * U.S. 5.827,997; Metal Filaments for Electromagnetic Interference Shielding; 12 years
       * U.S. 5,217,010; ECG Amplifier and Cardiac Pacemaker for Use During Magnetic Resonance Imaging; 7 years

    Lifetimes for any additional patent applications that are granted as patents by the USPTO will be the greater of:

       *  17 years from the date of issue, or
       *  20 years from the date of filing

    * The patent strategy being pursued by us is based on both broad coverage at the system level and focused coverage at the component level.

    * This strategy is being applied to active medical devices such as cardiac assist devices (pacemakers and defibrillators), intraluminal imaging coils, patient monitoring instrumentation, neurostimulators, drug pumps, endoscopes; and to passive medical devices such as biopsy needles, guidewires, and to other medical devices that need to be made safe and effective in an MRI environment.

    Michael L. Weiner, our President and CEO, has participated as inventor or co-inventor in a number of the patent applications currently being pursued by Biophan, each of which has been assigned to us. Throughout his employment, Mr. Weiner has, and will continue to, assign to us rights to patents that deal with MRI safety, image compatibility and HIV antisense. Biophan does not have proprietary rights in six unrelated patents in areas of technology outside of Biophan's business interests, of which Mr. Weiner is the inventor or co-inventor. One of the six patents is currently the basis for an infringement
suit against LeapFrog Enterprises.   This infringement suit is unrelated to
the business of Biophan as is the patent upon which it is based. Of the patents assigned to entities other than Biophan for which Mr. Weiner is an inventor of co-inventor, none will be directly or indirectly competitive with Biophan. All material assignment of patent applications from Mr. Weiner to Biophan have been filed as exhibits to the registration statement, of which this prospectus is a part.

                             Products and Markets

    We are addressing three basic areas of technology and product development that apply across several market segments:

    *  MRI shielding for active medical devices.

    * MRI shielding for passive medical devices, such as guidewires and biopsy needles, enabling surgery be done under MRI guidance.

    *  Photonic and shielding solutions for MRI imaging

    We do not intend to produce by ourselves a product for sale, but rather to make our technologies available to other companies or partners that would like to include in their own product portfolio a new product(s) containing a our technology. We anticipate that any such product would be developed through collaboration with external companies or partners. Most likely, we would enter into licensing and R&D agreements with these partners, which ultimately could be potential sources of funding. Although we would consider lump-sum license payments, if offered, we anticipate licensing income in advance of product sales to tie up rights for each market segment, and then ongoing royalties once these products are in the market. Potential revenue streams above any negotiated minimum license payments would likely commence six to nine months following approval by the FDA for product shipments.


    Following are brief descriptions of the planned development activities, each with a set of milestones with timeline and estimated Biophan cost. Some of these activities will be done with a partner; these numbers reflect only Biophan's expenses.

            MRI shielding for active medical devices

    We have licensed, developed, and patented technology in both carbon composite shielding and nanomagnetic shielding. For certain devices, this approach has the potential to provide a more cost-effective path to MRI safety and compatibility than the photonic approach. Results of direct testing in an MRI device to date have been quite promising, and further work is under way to refine the designs of materials and coating methods. This MRI shielding technology may be applied to active medical devices such as pacemakers and related devices, drug pumps, and the like. We are currently having discussions, under confidentiality agreements, with manufacturers of primary device components such as pacemaker leads, as well as manufacturers of complete systems, concerning their use of this technology. On-going research, test, and evaluation activities in nanomagnetic shielding are being done internally, and in conjunction with Dr. Wang (the inventor of the technology) at Alfred University.


Milestones / Activities - MRI Shielding for Active Devices:


       MILESTONE/ACTIVITY                         TIME PERIOD          REQUIRED
                                                                       FUNDING
                                                                       (000s)
-------------------------------------------------------------------------------
1.     Demonstrate Technical Feasibility          March to June 2003   $147

  a.     Demonstrate the ability to minimize or
         eliminate device heating and electrical
         problems caused by MRI

  b.     Demonstrate the ability to meet
         secondary product performance
         requirements (e.g. biocompatibility,
         flexibility, etc)

  c.     Demonstrate that the technology can be
         manufactured at acceptable costs and
         quality

  d.     Continue to file related patent
         applications

2.     Identify a commercialization               March to June 2003   $ 33
         partner(s)

3.     Complete a Detailed Product Design         July to December     $130
                                                  2003
  a.     Further optimize the technology's
         performance and manufacturability

  b.     Develop detailed Product Design and
         Manufacturing Process Specifications

4.     Complete Design Verification               October 2003 to      $170
                                                  March 2004

  a.     Demonstrate that a product
         manufactured to the Product Design
         Specifications will satisfy the
         Product Performance Requirements

  b.     Develop documentation required to
         initiate clinical testing

5.     Complete Design Validation                 April 2004 to        $150
                                                  December 2004

  a.     Demonstrate that a product
         manufactured to the Product Design
         Specifications is clinically effective
         and safe when used as intended

  b.     Develop documentation required for
         regulatory body approval to distribute
         and sell the product
                                                  -------------------------
                                                  TOTAL                $630
                                                  =========================

       Biophan intends to identify a
       commercialization partner(s) to help
       prioritize and financially support
       activities (3), (4), and (5).

            MRI shielding for passive medical devices

    The same MRI shielding technology may be applied to a wide variety of passive devices that are used in implantable medical devices and in surgery, such as biopsy needles, guidewires, endoscopes, etc. We believe that our MRI shielding will eliminate the problems of patient risks and image degradation for passive devices and surgical implements which incorporate the technology. We are currently having discussions with a variety of manufacturers of passive devices, and involving them in test procedures we are conducting.

Milestones / Activities - MRI Shielding for Passive Devices

        MILESTONE/ACTIVITY                        TIME PERIOD          REQUIRED
                                                                       FUNDING
                                                                       (000s)
-------------------------------------------------------------------------------

1.      Demonstrate Technical Feasibility         March to June 2003   $ 90

  a.      Demonstrate the ability to minimize or
          eliminate device heating and electrical
          problems caused by MRI

  b.      Demonstrate the ability to meet
          secondary product performance
          requirements (e.g. biocompatibility,
          flexibility, etc)

  c.      Demonstrate that the technology can be
          manufactured at acceptable costs and
          quality

  d.      Continue to file related patent
          applications

2.      Identify a commercialization              March to June 2003   $ 33
        partner(s)

3.      Complete a Detailed Product Design        July to December     $ 95
                                                  2003

  a.      Further optimize the technology's
          performance and manufacturability

  b.      Develop detailed Product Design and
          Manufacturing Process Specifications

4.      Complete Design Verification              October 2003 to      $170
                                                  March 2004

  a.      Demonstrate that a product
          manufactured to the Product Design
          Specifications will satisfy the
          Product Performance Requirements

  b.      Develop documentation required to
          initiate clinical testing

5.      Complete Design Validation                April 2004 to        $150
                                                  December 2004

  a.      Demonstrate that a product
          manufactured to the Product Design
          Specifications is clinically effective
          and safe when used as intended

  b.      Develop documentation required for
          regulatory body approval to distribute
          and sell the product
                                                  -------------------------
                                                  TOTAL                $538
                                                  =========================
        Once again, Biophan intends to
        identify a commercialization
        partner(s) to help prioritize and
        financially support activities (3),
        (4), and (5).


            Photonic technology applied to a temporary pacemaker

    We subcontracted the development and testing of a photonic temporary pacemaker device to Greatbatch Enterprises. This phase of the development work has been completed. The photonic temporary pacemaker is intended as a backup for patients who need MRI diagnosis but who already have an implanted pacemaker or implantable cardioverter defibrillator (ICD). This device consists of:

    *  An external handheld controller that is MRI safe.

    * A fiber optic lead that is biocompatible and physically similar to typical electrical pacemaker leads. This lead is temporarily inserted through a puncture and run through blood vessels to the heart.

    * The photonic electrodes at the end of the lead reconvert light to electrical signals that pace the heart in the same manner as traditional pacemakers.

    * The controller is designed to be reusable, and the lead/electrode are single use. The temporary pacemaker is available if the implanted device encounters any type of malfunction during or after the MRI procedure.

    As previously noted, while the technical and clinical feasibility of a photonic approach to cardiac pacing has already been demonstrated, the results of recent Biophan R&D activities in shielding and filtering technologies has enabled a change in direction of product development. A coated temporary pacing lead is anticipated to be considerably less expensive than a photonically powered temporary pacing device. Now that we have demonstrated the feasibility of shielding and filtering of metal wire leads, the photonically based temporary pacing program has been put on hold pending interest from a corporate partner. It should, however, be noted that additional attributes of photonic technology relating to information bandwidth are applicable to the emerging market of internally-placed micro-sized MRI receiver coils (intraluminal MRI microcoils). The project is described in the next section of this document.

    The initial prototype of an externally powered photonic pacemaker being developed by us was recently tested in an MRI system. The test used a "phantom" or plastic and liquid model of a human torso to permit tests for displacement due to the magnetic field, and for heating due to the RF energy. The results of this test, conducted by Dr. Frank Shellock, concluded that "the lead of the Photonic Temporary Pacemaker will not present an additional hazard or risk to a patient undergoing an MRI procedure using an MR system operating with a static magnetic field of 1.5 Tesla or less (The term static magnetic field refers to a field similar to one from a permanent magnet or the Earth's natural field. A 1.5 Tesla field is approximately 30,000 times as powerful as the Earth's field.) As such the lead of the Photonic Temporary Pacemaker that underwent evaluation should be considered "MR safe" according to the specific conditions used for testing." Shellock, F. G. "Magnetic Resonance Safety Testing of a Fiber-Optic Lead Used for the Photonic Temporary Pacemaker."

            Photonic technology for intraluminal MR imaging

    Our patent coverage includes the use of photonics in medical devices unrelated to implants or to cardiac pacing. One example is in a relatively new branch of MRI referred to as intraluminal MRI. Image quality and resolution are directly related to proximity of the MRI receiver coil to tissue being diagnosed. Traditional full-body receiver coils are large enough for the patient and support device to pass through. Smaller coils placed on the patient, near the area of interest, can provide improved images. Intraluminal (within a body opening or vessel) and intraparenchymal (within tissue e.g. brain) MRI microcoils provide performance advantages that include improved image quality, reduced scan time, and the ability to utilize lower strength MRI coils. However, current MRI microcoil techniques are limited by problems similar to those that exist for pacemakers. A photonic coil interface and use of optical fiber transmission eliminate these problems, provide for other optical tissue measurements, and provide the ability to handle huge amounts of data easily. One very exciting opportunity is in the area of 'vulnerable plaque'. It is believed that up to 85% of heart attacks and strokes may be caused by rapid formation of clots at places in the artery walls that are missed by other diagnostic methods. A feature article from Scientific American, May 2002; vol.286; no.5 by Peter Libby, entitled "Atherosclerosis: The New View", describes in detail the new thinking regarding the genesis of the vast majority of heart attacks and strokes. We are currently seeking a licensee interested in developing and marketing the photonic MRI and microcoil markets. The following cost projections are only to be expended in the event of a licensee willing to fund a portion of these phases and agree to take the product to market.

Milestones / Activities - Photonic Technology for Intraluminal MR Imaging


        MILESTONE/ACTIVITY                        TIME PERIOD          REQUIRED
                                                                       FUNDING
                                                                       (000s)

1.      Demonstrate Technical Feasibility         April to June 2003   $ 50

  a.      Demonstrate the ability to minimize or
          eliminate device heating and electrical
          problems caused by MRI

  b.      Demonstrate the ability to meet
          secondary product performance
          requirements (e.g. biocompatibility,
          flexibility, etc)

  c.      Demonstrate that the technology can be
          manufactured at acceptable costs and
          quality

  d.      Continue to file related patent
          applications

2.      Identify a commercialization              April to September   $250
        partner(s)                                2003

3.      Complete a Detailed Product Design        October 2003 to      $410
                                                  June 2004

  a.      Further optimize the technology's
          performance and manufacturability

  b.      Develop detailed Product Design and
          Manufacturing Process Specifications

4.      Complete Design Verification              July 2004 to         $160
                                                  September 2004

  a.      Demonstrate that a product
          manufactured to the Product Design
          Specifications will satisfy the
          Product Performance Requirements

  b.      Develop documentation required to
          initiate clinical testing

5.      Complete Design Validation                October 2004 to      $500
                                                  September 2005

  a.      Demonstrate that a product
          manufactured to the Product Design
          Specifications is clinically effective
          and safe when used as intended

  b.      Develop documentation required for
          regulatory body approval to distribute
          and sell the product
                                                  -------------------------
                                                  TOTAL              $1,370
                                                  =========================

        Once again, Biophan intends to
        identify a commercialization
        partner(s) to help prioritize and
        financially support activities (3),
        (4), and (5).


    The research and development expenses incurred by us were $113,144 for the fiscal year ended February 28, 2001, $949,124 for the fiscal year ended February 28, 2002, and $1,373,124 for the year ended February 28,2003.

Markets

    The global market for medical devices that could benefit from technology that will enable those devices to operate safely and effectively in an MRI environment was approximately $5 billion in the year 2002 and is growing by 15% annually. (See Wedbush Morgan Securities' Equity Research Report 13 Mar. 2002 on NYSE-GB.

    We anticipate that we will license our technology to one or more development partners who would be responsible to develop commercial products, obtain necessary approvals, manufacture, market and distribute the products. We expect our search for development partners will be global, although our current efforts are focused on the U.S. operations of certain multi-national companies. However, we can not presently identify or predict the precise target markets, distribution methods or other marketing efforts of our potential development partners.

Competition

    There are a number of major companies engaged in the development of medical devices some of which may be investigating MRI safe options. However, to the best of our knowledge none of these companies, nor other companies that serve as their suppliers, have successfully developed technology enabling implantable medical devices to be operated in the presence of MRI equipment. We believe that in order to commercialize our technologies we will have to enter into a development or licensing agreement with one or more of the companies engaged in the development of medical devices.

    Currently, the major providers of active medical devices contraindicated for MRI include the following companies:

     Medtronic Incorporated is a leading manufacturer of cardiac rhythm management, cardiovascular and other medical devices. The company has a dominant position in cardiac pacemakers, is the leading manufacturer of implantable cardiac defibrillators, and is a major player in most other device markets in which it competes.

     Guidant Corporation is also a leading manufacturer of cardiac rhythm management devices such as cardiac pacemakers, implantable cardiac defibrillators, interventional cardiology devices (including coronary stents), and other cardiac and vascular surgery devices and instruments.

     St. Jude Medical, Inc. is a global developer, manufacturer, and distributor of medical device products for cardiac rhythm management, cardiology and vascular access. Other products include mechanical and tissue heart valves and vascular closure devices.

     Boston Scientific Corporation is the world's largest medical device company dedicated to less-invasive therapies. The Company's products and technologies are designed to improve surgical procedures and improve patient response, and involve a range of interventional tools and procedures.

     Johnson & Johnson is the world's largest healthcare company; in addition to OTC and home healthcare products, they provide a wide variety of pharmaceutical, diagnostic, and surgical products.

    We do not consider the above companies to be direct competitors, although they may possibly be developing MRI safe solutions for their own product lines. Rather they may have interest in adopting one or more of our technologies into their products. Various first and second tier suppliers to these companies may be directly affected by either the photonic or shielding technologies we plan to commercialize, and since to the best of our knowledge none of them have satisfactory solutions to MRI issues, they are potential additional or alternative prospects for commercializing our technology.

Manufacturing and Component Strategy

    We are developing technology for MRI safety which will be licensed to leading biomedical device manufacturers. We do not plan to manufacture any product or component on our own. We may provide critical components and coating devices sourced from third parties and resold to our customers.

Regulatory Approval

    We believe that our technology will be incorporated into various medical devices by major manufacturers and that these manufacturers will be responsible for obtaining FDA and other regulatory approvals required for clinical studies and marketing of their products. The time and cost of these activities can be substantial, especially for Class III implantable products, and could delay the introduction to the marketplace of products utilizing our technology.

    Currently, the FDA, specifically The Center for Drug Evaluation and Research (CDER), is responsible for the approval to market products resulting from the technology currently being developed by Biophan. Approval to market may take the form of a New Drug Application (NDA). An NDA is sought by a company prior to the commencement of clinical testing in humans. Before approving an NDA, the FDA will seek substantial documentation demonstrating that the product candidate technology is safe and effective. Once the NDA has been approved, clinical trials are conducted in three sequential phases which may overlap. Phase I clinical trials are performed in healthy human subjects to establish initial data about the safety and efficacy of the product. In Phase II clinical trials, in addition to accumulating safety and efficacy data, the product is evaluated in a limited number of patients with the targeted disease condition. Phase III clinical trials typically involve continued testing for safety and efficacy, as well as other criteria, in expanded, large-scale, multi-center studies of patients with the targeted disease condition.

    We do not intend to produce by ourself a product for sale, rather we intend to make our technologies available to other companies or partners that would like to include the technology in their own product. We believe that these companies will be willing to share a portion of the costs required to obtain FDA approval. In certain instances, the FDA may require a partner's participation if approval is being sought for modification of a partner's existing product to include our technology, a product that uses the partner's existing manufacturing processes, or a situation where a partner requires that Biophan use the partner's quality system.

    We believe that the time-frame for FDA approval of our photonic technology for intra-luminal MR imaging, enabling us to make, use, and sell the product, will depend upon the following factors:

    * the FDA's classification of the photonic intra-luminal MR imaging catheter;

    * the specific ways in which a partner plans to use the product, such as the specific parts of the body they would like to image with the product (e.g. cardiovascular system, brain, etc.); and

    * the level of urgency placed on the activities required to obtain product regulatory approval

    The FDA has already approved for sale intra-luminal imaging catheters that we believe are very similar to the Biophan photonic intra-luminal imaging catheter. The FDA has classified these products as Class II Medical Devices. We anticipate, but cannot guarantee, that the FDA will agree that the Biophan photonic intra-luminal imaging catheter is very similar to these already approved products, and therefore will classify the Biophan product as a Class II Medical Device.

    Because sufficient information exists from already-approved products to assure the safety and efficacy of these devices in the applications we envision, we anticipate, but cannot guarantee, that the FDA will require a Pre-Market Notification, or 510(k) approval. This would be in place of a Pre-Market Approval, a more involved process usually reserved for devices that sustain human life and for which there is insufficient information to assure patient safety. A 510(k) approval will require that we demonstrate to the FDA data that the product design and intended uses of the product are substantially equivalent to a product(s) already approved by the FDA for commercial distribution in the U.S.

    In the event the FDA considers the Biophan product to be a Class II Medical Device subject to 510(k) approval, we would work with a partner to collect or develop the product performance data the FDA requires to prove that the our product is substantially equivalent to intra-luminal catheters already on the market. We anticipate that collecting or developing this data would be at least a moderately high priority by a partner, and would take approximately 3-6 months to complete. Biophan and its partner would include this data in an application to the FDA for 510(k) approval, 90 days before selling the device. The FDA can refuse to allow this approval to be granted by responding with questions during the 90 day review period. Based upon this possibility, we estimate that the approval process will require a total of 180 days. Accordingly, the total time for product regulatory approval would be approximately 12 months.

    The FDA has also previously approved for sale the types of active devices (pacemaker leads) and passive devices (guide wires and catheters) that we would like to improve by the addition of our magnetic resonance imaging (MRI) shielding technologies. We believe that the technology would improve the performance of these existing products during MRI examinations. The FDA considers these devices to be Class II Medical Devices, and historically they have been subject to Pre-Market Notification or 510(k) approval requirements.

    We anticipate working with a partner to collect or develop the product performance data required for FDA approval of our shielding technologies. This data will include proof of the following:

    * that the product modified to include Biophan's shielding technology is still substantially equivalent to products already approved for sale by the FDA; and

    * that the addition of Biophan's shielding technology actually does improve the performance of the existing product during MRI examinations.

    The addition of Biophan's shielding technology to an existing product requires that we apply a proprietary coating to the product. Because the coating process does not require any significant changes to the product design or to its manufacturing process, we anticipate that a minimal amount of data will be required, specifically biocompatibility and toxicity data, to establish that the modified product is safe. We believe that these data can be collected easily without the need for human studies. Demonstrating that Biophan's shielding technologies improve the products performance during MRI examinations will require evaluating the performance of the product in an MRI coil. Given the perceived low level of patient risk associated with our shielding technologies, we anticipate that these data can be obtained through testing that also does not involve human subjects and only a limited number of animals.

    We anticipate that the collection and development of these data will require $450,000 for each of the limited number of active device applications and passive device applications initially envisioned. We also anticipate that a partner would fund at lease 67% of these expenses.

Licenses

    We have entered into licenses for issued, allowed and pending patents. These licenses require annual minimum royalties up to $10,000 each, some of which escalate in future years, and provide for ongoing royalties of 4-5% of product sales. Each license is for the life of the patent(s) and each is exclusive for the medical market or segments thereof, and permit sub-licensing:

    * a license from Johns Hopkins University for an issued patent for an MRI safe electrocardiogram and pacemaker lead. This agreement provides for an initial licensing fee of $10,000 and a running royalty of 4% on product sales. This agreement remains in effect for the life of the patents underlying the license. The license may be terminated earlier, at Biophan's election, upon 60 days written notice to Johns Hopkins. Johns Hopkins may only terminate the agreement early if there is a breach by Biophan which is not cured within 30 days following written notice of such breach or default.

    * a license agreement for additional shielding technologies from Nanoset, LLC. This license agreement provides for a one time licensing fee of $10,000 and an additional payment of $5,000 upon the issuance of the patent application(s). Additional technology rights are being explored under an expanded licensing arrangement. There are no termination provisions contained in this license.


    * a license from Deborah D. L. Chung for an issued patent entitled Metal Filament for Electromagnetic Shielding. This agreement provides for an initial licensing fee of $10,000 and a running royalty of 5% on product sales. This agreement remains in effect for the life of the patents underlying the license. The license may be terminated earlier, at Biophan's election, upon 60 days written notice to Chung. Chung may only terminate the agreement early if there is a breach by Biophan which is not cured within 60 days following notice of such breach or default.


Employees

    As of February 28, 2003, we had ten full-time employees.

Description of Property

    Our headquarters are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, NY 14586, in 4,000 square feet of office space leased from an unrelated party. Current rentals are $4,475 per month and the lease expires in September 2004. The coordination of our research and development projects and the administration of our two wholly owned subsidiary companies, currently inactive, are directed from this location.


                               LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.


                                  MANAGEMENT

The officers and directors of Biophan are as follows:

Name                     Age     Title

Guenter H. Jaensch       64      Chairman of the Board
Michael L. Weiner        55      Director, Chief Executive Officer, President
Robert J. Wood           64      Vice-President, Treasurer, Chief Financial
                                 Officer
David A. Miller          48      Secretary
Stuart G. MacDonald      54      Vice-President-Research and Development
Jeffrey L. Helfer        50      Vice-President-Engineering
Robert S. Bramson        64      Director
Steven Katz              55      Director
Ross B. Kenzie           71      Director


    The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors may be filled by majority vote of the remaining Directors. Officers serve at the will of the Board of Directors.

Guenter H. Jaensch, PhD is the former Chairman and CEO of Siemens Pacesetter, Inc., a manufacturer of pacemakers. During his more than twenty-five years at Siemens, Dr. Jaensch held various senior executive positions prior to running Siemens Pacesetter, including President of Siemens Communications Systems, Inc. from August 1983 to March 1985, Chairman and President of Siemens Corporate Research and Support, Inc., from April 1982 to September 1991 and Chairman and CEO of Siemens Pacesetter, Inc. and Head of the Cardiac Systems Division of Siemens AG Medical Engineering Group from October
1991 to September 1994. Dr. Jaensch holds a Masters Degree in Business Administration and a Ph.D. in Business and Finance from the University of Frankfurt and taught business and statistics at the University prior to joining Siemens in 1969. In 1994, he joined St. Jude Medical as Chairman and CEO of Pacesetter, Inc., a St. Jude Medical Company, and retired in 1995 to manage his personal investments. Since December 1997 he has been a director of MRV Communications, a publicly traded company which is a leading company in the fiber optic technology business. Dr. Jaensch has been a director of Biophan since March 2002.

Michael L. Weiner began his career at Xerox Corporation in 1975, where he served in a variety of capacities in sales and marketing, including manager of software market expansion and manager of sales compensation planning. In 1985, after a ten year career at Xerox, Mr. Weiner founded Microlytics, a Xerox spin-off company which developed technology from the Xerox Palo Alto Research
Center into a suite of products with licenses to many companies. In January 1995, Weiner co-founded and became CEO of Manning & Napier Information Services, a Rochester-based company providing patent analytics, prior art searches, and other services. He held this position until January of 1999. In February 1999 he formed Technology Innovations, LLC, to develop and expand certain intellectual property assets. In August, 2000, Technology Innovations, LLC created a subsidiary, Biomed Solutions, LLC, to pursue certain biomedical and nanotechnology opportunities. Mr. Weiner serves on the Boards of Biomed Solutions, LLC, Technology Innovations, LLC, Speech Compression Technologies, LP (an R&D partnership commenced in 1989 to pursue compression technologies), Nanoset, LLC, and Nanocomp, LLC. Mr. Weiner holds six issued patents invented prior to the formation of Biophan which are owned by other companies that employed Mr. Weiner prior to the formation of Biophan. These patents do not involve technology that is competing or will compete with Biophan. Mr.
Weiner has been CEO and a director of Biophan since December 2000.

     Robert J. Wood is a Certified Public Accountant with extensive experience in public accounting and business consulting. He began his career at Price Waterhouse & Co. in 1962 after graduating from St. John Fisher College with a B.B.A. in Accounting. From 1973 to 2000, he was consecutively owner/partner of Metzger, Wood & Sokolski, CPAs (through December 1985), Mengel, Metzger, Barr & Co., LLP (through December 1990), and Wood & Company, CPAs, P.C. (through November 2000), all in Rochester, New York. In December 2000, his practice was acquired by a regional CPA firm, Eldredge, Fox and Porretti, LLP and he was engaged in business consulting until joining Biophan as full-time Chief Financial Officer in August 2001. He is a member of the New York State Society of Certified Public Accountants. A portion of Mr. Wood's time is spent assisting with the fiscal management of Biomed Solutions, LLC, a related company, for which Biophan is reimbursed.


     David A. Miller was self employed from January 1998 until June 2001. Since June 2001 he has been employed by Biophan. From January 1998 through June 2000 Mr. Miller managed a retail outlet for his family's antique, gold and jewelry business. Additionally, from January 1998 until June 2001 he operated a business providing office support services. Mr. Miller has been an SEC Edgar system filing agent since November 1999. Mr. Miller has been associated with us since 1996. He has held the office of Corporate Secretary since January 30, 1999. During the period from April 22, 1998 until December 1, 2000 we were inactive. Mr. Miller provided office space for us and performed duties associated with maintaining our corporate existence. His duties included preparing and filing documents with applicable governmental agencies, maintaining stock records, stockholder relations, keeping minutes of Board of Directors and stockholder meetings and electronically filing periodic and special reports with the SEC. Since December 1, 2000 Mr. Miller has served in a similar manner consistent with the requirements of the office of Corporate Secretary. He served on the Board of Directors from April 22, 1998 until February 1, 2001 and held the offices of Vice-President and Treasurer from April 22, 1998 until December 1, 2000.

     Stuart G. MacDonald is experienced in research and development with a broad engineering and science background, emphasizing a systems approach to developing complex technology. From January 1995 through December 2000, Mr. MacDonald was employed at Ortho-Clinical Diagnostics, a Johnson & Johnson company, in Rochester, New York, holding the position of Director-Engineering from 1996 to mid-1997 and Vice-president, Clinical Lab Instrumentation R & D from mid-1997 through December 2000. He was responsible for overall management of the R&D group, including personnel, administration and financial performance. He worked at Eastman Kodak Company from 1971 to 1994, rising to the position of Assistant Director, Clinical Diagnostic Research Labs. Mr. MacDonald has a B.S. in Mechanical Engineering and Masters of Engineering degree from Cornell University. He is also licensed as a professional engineer by the State of New York. Mr. MacDonald was employed by Biophan as Vice-President-Research and Development in January 2001. A portion of Mr. McDonald's time is spent assisting with the research program of Biomed Solutions, LLC, a related company, for which Biophan is reimbursed.

     Jeffrey L. Helfer's background includes 28 years in new product and technology development, systems management, new business development, and regulatory affairs, having served in a number of positions at Eastman Kodak Company for 19 years until November 1994 and from December 1994 to September 2001 at Ortho-Clinical Diagnostics (OCD) in Rochester, New York, a Johnson & Johnson company. Most recently, he was program director within OCD's Product Development and Program Management Center of Excellence, where he was responsible for systems management of OCD's next-generation clinical chemistry platform. He also held positions as Program Director and Director of Regulatory Affairs from April 2000 to September 2001, Director of Engineering from January 1997 to March 2000, Director of New Business Development from February 1995 to December 1996, and headed up multiple international and corporate initiatives to improve product performance and business processes. He holds a B.S. from Rochester Institute of Technology and an M.S. from the University of Rochester, both in Mechanical Engineering. Mr. Helfer is a Johnson & Johnson certified Design for Six Sigma Black Belt and a New York State Professional Engineer. Mr. Helfer was employed by Biophan as Vice-President-Engineering in October 2001. A portion of Mr. Helfer's time is spent assisting with the research program of Biomed Solutions, LLC, a related company, for which Biophan is reimbursed.

     Robert S. Bramson is an engineer and patent attorney and since 1996 has been a partner in Bramson & Pressman, a law firm that focuses on patent and technology licensing matters. Since 1996 he has also been President of VAI Management Corp., a consulting firm that specializes in patent and technology licensing. He is former head of the Computer and Technology law group of Schnader, Harrison, Segal & Lewis (where he worked from 1968 to 1989); former Vice President and General Patent and Technology Counsel for Unisys (from 1989 to 1990); founder and former CEO of InterDigital Patents Corporation, a patent licensing company (from 1992 to 1995); former Licensing Counsel for Abbott Laboratories (from 1963 to 1966); and has been Adjunct Professor of Patent Law, Computer Law and (presently) Licensing Law at Temple Law School, Rutgers Law School and Villanova Law School at different times (from 1980 to date). Mr. Bramson has been a director of Biophan since July 2001.

     Steven Katz is President of Steven Katz & Associates, Inc., a technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing since 1982. From January 2000 until October 2001, Mr. Katz was President and Chief Operating Officer of Senesco Technologies, Inc., a public company engaged in the development of proprietary genes with application to agro-biotechnology. From 1983 to 1984 he was the co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a biomaterials company. Prior to S.K.Y. Polymers, Inc., Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1980 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz received a Bachelor of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Board of Directors of USA Technologies, Inc., a publicly held corporation, and several other private companies. Mr. Katz has been a director of Biophan since July 2001.

     Ross B. Kenzie is a former Chairman and Chief Executive Officer of Goldome Bank, from which he retired in June 1989. He was previously Executive Vice President of Merrill Lynch & Co., in the New York worldwide headquarters, and is a former member of the Merrill Lynch & Co. Board of Directors. He is a former Director of the Federal Home Loan Bank of New York (from 1984 to 1988) and served on the boards of the National Council of Savings Institutions (from 1982 to 1986), the Federal Reserve Bank of New York, Buffalo Branch (from 1985 to 1987), and the Savings Banks Association of New York State (from 1984 to 1987). Mr. Kenzie was a Director of Millard Fillmore Hospitals (from 1982 to 1995)and is currently Past Chairman
Emeritus. He served on the Board of the Kaleida Health, Education and Research Foundation (from 1998 to 2000) and is currently on its Investment Committee. He was a Director of the Health Systems Agency of Western New York (from 1988 to 1991), and was a member of the Western New York Commission on Health Care Reform (from 1987 to 1990). Mr. Kenzie was a member of the College Council of the State University College at Buffalo (from 1981 to 1998) and served as Chairman. He was a Director of the College's Foundation and a member of its Finance Committee (from 1984 to 1998) and is currently on its Investment Committee. He served on the Council of the Burchfield-Penney Art Center (from 1990 to 2001) and the Albright Knox Art Gallery (from 1983 to
1985). He is also a member of the Board, and the Chairman of the Investment Committee of the State University at Buffalo Foundation. Mr. Kenzie currently serves on the boards of several companies including the publicly held Rand Capital Corporation and many entrepreneurial ventures that are privately held, including the Boards of Members of Biomed Solutions LLC and Technology Innovations, LLC. Mr. Kenzie has been a director of Biophan since December 2000.

Committees

The Board of Directors has an Audit Committee consisting of Messrs. Bramson, Katz and Kenzie and a Compensation Committee consisting of Messrs. Bramson, Katz and Kenzie. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. The Compensation Committee makes recommendations to the Board regarding executive and employee compensation and benefits.

Compensation of the Board of Directors

Non-management directors are paid an annual cash fee of $3,500 and a per-meeting fee of $1,000. In addition, non-management directors receive options under our Stock Option Plan described below. All directors are reimbursed reasonable expenses incurred in attending Board meetings. We maintain directors and officers liability insurance.

Conflicts of Interest:

    Messrs. MacDonald, Helfer and Wood each spends a portion of his time on the business affairs of Biomed for which Biomed reimburses Biophan a percentage of their salary and benefits. Our Board of Directors periodically reviews this arrangement on a regular basis. Currently, Biomed reimburses
Biophan for approximately 20% of the time of MacDonald, Helfer and Wood.   The
Board of Directors does not believe that any conflicts of interest arise as a result of this policy, but it monitors the relationship on an ongoing basis.

    Michael Weiner devotes essentially his full business time to our company. His employment agreement with Biophan requires a majority of his time, allowing him to attend to certain administrative duties of Technology Innovations, its subsidiary, Biomed Solutions, and Speech Compression Technologies, LP, an R&D partnership holding certain assets. Mr. Weiner is a member and the manager of Biomed and of Technology Innovations. Ross Kenzie, one of the Biophan directors, is on the Board of Members of Technology Innovations and Biomed. Biomed is in the business of identifying and acquiring technologies in the biomedical field for exploitation; it is a creditor of our company pursuant to the Line of Credit Note; and it has the right to reacquire the MRI-compatible technology which it sold to us if payments are not made when due. Due to these opposing roles, conflicts of interest could arise as to the enforcement of Biomed's rights under the Line of Credit Note, the determination of which entity will acquire a particular technology and the enforcement of its rights to the MRI-compatible technology under the Transfer Agreement.

    Biomed is an investor in Nanoset, and Mr. Weiner serves on the board of

Nanoset. Subsequent to the formation of Nanoset and Mr. Weiner's joining their board, Mr. Weiner learned that the nanomagnetic particle technology held by Nanoset might be applicable to the MRI safety goals of Biophan. Mr. Weiner brought this technology to the attention of Biophan which eventually licensed the technology from Nanoset. Biomed holds a 33% interest in Nanoset. Biophan's license agreement with Nanoset was negotiated based on arms-length negotiations. Mr. Weiner and Mr. Kenzie each abstained from voting on whether to approve the license agreement.

    Biomed has agreed that all intellectual property developed by the employees of Biomed that is in the area of MRI Safe and/or Image Compatible Technology (the "MRI Technology") and HIV Antisense shall be assigned to Biophan. Per this agreement, MRI Technology means the technology necessary to enable medical devices resistant to radio frequency and static and gradient electromagnetic fields produced by magnetic resonance imaging machines. HIV Antisense is a method of treating HIV.

    Our independent directors will make all determinations and decisions relating to the issue involving Biomed described above, without the vote of either Mr. Weiner or Mr. Kenzie. In addition, the Board will act to ensure that Mr. Weiner and Mr. Kenzie discharge their obligations to Biophan in accordance with their fiduciary duties to Biophan.

Limitation on Liability of Directors

Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

    * his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

    * his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of Biophan will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Biophan or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, Biophan's By-Laws include a provision which provides for indemnification of a director or officer by us against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to our best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Scientific Advisory Board

From time to time, we call upon the advice of members of our Scientific Advisory Board who currently serve without fixed cash compensation but are each entitled to receive 8,333 options upon completion of each year of membership. The members of our Board are:

Bradford C. Berk, M.D., Ph.D.- Since 1998, Dr. Berk has been Director, Center of Cardiovascular Research; Paul N. Yu Professor and Chief of Cardiology; Charles A. Dewey Professor and Chairman of Medicine, University of Rochester Medical Center. Dr. Berk has clinical expertise in adult cardiology and scientific expertise in cardiovascular medicine, particularly vascular biology.

Herbert A. Hauptman, Ph.D.- In 1970, Dr. Hauptman joined the crystallographic group of the Hauptman-Woodward Medical Research Institute (formerly the Medical Foundation of Buffalo) of which he became Research Director in 1972. He currently serves as President of the Hauptman-Woodward Medical Research Institute as well as Research Professor in the Department of Biophysical Sciences and Adjunct Professor in the Department of Computer Science at the University of Buffalo. He was awarded the 1985 Nobel Prize in Chemistry and elected to the National Academy of Sciences in 1988.

Kevin Parker, M.S., Ph.D.- Dean Parker is a Professor of Electrical and Computer Engineering, Radiology, and Bioengineering at the University of Rochester. In 1998, Dr. Parker was named Dean of the School of Engineering and Applied Sciences.

Henry M. Spotnitz, M.D.- Since 1994, Dr. Spotnitz has been Vice-Chairman, Research and Information Systems Department of Surgery at Columbia Presbyterian Medical Center.

Jianhui Zhong, Ph.D.- Professor Zhong joined the University of Rochester in 1997 and is currently an Associate Professor of Radiology, Physics, and Biomedical Engineering, and Director of the MRI Research Group at the University Medical Center.

Special Consultant to the Scientific Advisory Board

Ray Kurzweil, B.S.- Founder, Chairman, and CEO of Kurzweil Technologies, Inc., a technology development company, since 1995. President Clinton awarded Mr. Kurzweil the National Medal of Technology in 1999, for his invention of the Kurzweil Reading Machine for the Blind. Mr. Kurzweil was inducted into the National Inventor's Hall of Fame in 2002, and received the Lemelson-MIT Prize in 2001. Mr. Kurzweil also developed Kurzweil Voice Recognition System, and Kurzweil Music Synthesizer.


                            EXECUTIVE COMPENSATION

The following table summarizes the annual compensation paid to our Chief Executive Officer during the three years ended February 28, 2003:

 Name
 and                    Year     Salary    Securities
 principal                                 underlying
 position                                  options/SARs
 (a)                    (b)      (c)       (g)
------------------------------------------------------------
Michael L. Weiner,     2/28/01   $ -0-      250,000
CEO
Michael L. Weiner,     2/28/02   $150,600     -0-
CEO
Michael L. Weiner,     2/28/03   $175,000   250,000
CEO
Robert J. Wood         2/28/03   $109,461    50,000
CFO
Stuart G. MacDonald    2/28/03   $116,057   100,000
Vice-President-Research
Jeffrey L. Helfer      2/28/03   $113,461   100,000
Vice-President-Engineering

    Columnar information required by Item 402(a)(2) has been omitted for categories where there has been no compensation awarded to, earned by, or paid to, the named Executive required to be reported in the table during fiscal years 2001 through 2003.

Stock Options

    As of June 22, 2001, the Board of Directors adopted the Biophan Technologies, Inc. 2001 Stock Option Plan. The Option Plan provides for the grant of incentive and non-qualified stock options to selected employees, the grant of non-qualified options to selected consultants and to directors and advisory board members. The Option Plan is administered by the Compensation Committee of the Board of Directors and authorizes the grant of options for 2,500,000 shares. The Compensation Committee determines the individual employees and consultants who participate under the Plan, the terms and conditions of options, the option price, the vesting schedule of options and other terms and conditions of the options granted pursuant thereto. Non-employee directors participate pursuant to the formula set forth in the Option Plan. Each Director receives an initial grant of 30,000 options, vesting equally on the first, second and third anniversaries of grant and annual grants of 10,000 options thereafter. As of November 30, 2002, we had commitments to issue options to purchase 2,439,997 shares of Common Stock under the Option Plan. No options were granted to named executives during the last fiscal year.

The following table summarizes information concerning stock options granted to the named Executives during the last completed fiscal year ended February 28, 2002:

                                   Number of
                                   securities            Value of
                                   underlying            unexercised in-
            Shares                 unexercised           the-money
            acquired    Value      options/SARS at       options/SARs at
Name        on          realized   FY-end (#)            FY-end ($)
            exercise    ($)        Exercisable/Unexer-   Exercisable/Unexer-
            (#)                    cisable               cisable
(a)           (b)        (c)          (d)                     (e)
-----------------------------------------------------------------------------

Michael L.    None       $-0-       266,668/233,332        $4,167/$8,333
Weiner, CEO
Robert J.     None       $-0-        56,667/93,333          $833 /$1,667
Wood
CFO
Stuart G.     None       $-0-        73,334/126,666        $1,667/$3,333

MacDonald
Vice-President-R&D
Jeffrey L.    None       $-0-        73,334/126,666        $1,667/$3,333
Helfer
Vice-President-Eng.

Employment Agreements

We have Employment Agreements with all our executive officers.

Mr. Weiner's Agreement provides, among other things, for an annual salary not less than $175,000, a rate of pay that commenced within the fiscal year ended February 28, 2002. He may be terminated by us for cause, without cause with ninety days' written notice, upon his death or disability or upon a change in control of the Corporation. In the event of involuntary termination, disability or change in control, we will pay (i) the unpaid amount of the base salary earned through the date of termination (ii) any bonus compensation earned but not yet paid; and (iii) a severance payment equal to one (1) year of his then current salary. In addition, the Executive will be immediately vested in any options, warrants, retirement plan or agreements then in effect.

    In the event of termination for cause, all unexercised warrants and options, whether or not vested, shall be canceled and he will not be eligible for severance payments.

    In the event of voluntary termination, all unvested warrants and options shall be canceled and he shall have three (3) months from the date of termination to exercise his rights with respect to any unexercised but vested options. He will not be eligible for severance payments.

    As used in the Employment Agreement, "change in control" means the occurrence of any one of the following events:

         (1) on the date of the merger or consolidation of Biophan with another entity where the members of the Board, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the entity issuing cash or securities in the merger or consolidation, or (2) on the date of the sale or other disposition of all or substantially all of the assets of Biophan.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below lists the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of such securities, as well as the shares of Biophan beneficially owned by each director and officer and by all directors and officers as a group.

Title of Class: Common

                                    Shares
 Name and Address of              Beneficially
 Beneficial Owner                  Owned(1)(2)          Percent of Class
----------------------            ------------          ----------------

*Guenter H. Jaensch(3)
964 Allamanda Drive
Delray Beach, FL 33483              733,334                  1.93%

*Michael L. Weiner (4)
693 Summit Drive
Webster, NY 14580                 9,052,272                 23.16%

Edward F. Cowle
99 Park Avenue
Suite 2230
New York, NY 10016                2,898,600                  7.70%

Geoffrey Williams
56 West 400 Street
Suite 200
Salt Lake City, UT 84101          2,389,701                  6.35%

Wilson Greatbatch (5)
5935 Davison Road
Akron, NY 14001                   5,831,210                 15.35%

*Robert S. Bramson (6)
1100 East Hector Street
Suite 410
Consohocken, PA 19428                20,000                   .05%

*Ross B. Kenzie (7)
Cyclorama Bldg. Suite 100
369 Franklin Street
Buffalo, NY 14202                    20,000                   .05%

*Steven Katz (8)
20 Rebel Run Drive
East Brunswick                       70,000                   .19%

Robert J. Wood (9)
12 Peachtree Lane
Pittsford, NY 14534                 146,667                   .39%

Stuart G. MacDonald (10)
4663 East Lake Road
Pultneyville, NY 14538              163,334                   .43%

Jeffrey H. Helfer (11)
1153 Hidden Valley Trail
Webster, NY 14580                   203,334                   .54%

David A. Miller
4004 Sunnyside Road
Sandpoint, ID 83864                 100,500                   .27%



All Officers and Directors as a   10,509,441                26.36%
group (9 persons)

*  Member of the Board of Directors

    (1) Except as may be set forth below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

    (2) Applicable percentage of ownership is based on 37,634,693 shares outstanding as of January 6, 2003, together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Shares subject to options or warrants currently exercisable or exercisable within 60 days after January 6, 2003 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other shareholder.

    (3) Includes 433,334 shares issuable upon exercise of options and warrants granted to Dr. Jaensch which shares he has the right to acquire within 60 days.

    (4) Michael L. Weiner is a member and the manager of Technology Innovations, LLC, which is the majority owner of Biomed Solutions, LLC . Mr. Weiner is also the Manager of Biomed. Mr. Weiner's calculation includes 662,857 shares owned beneficially and of record by Biomed and 300,644 shares owned beneficially and of record by Technology Innovations. Includes 1,180,000 shares issuable to Biomed upon exercise of warrants issued to Biomed, 2,068,966 shares issuable to Biomed upon conversion of $300,000 outstanding as of February 28, 2003 on the line of credit described in Note 4 under Certain Transactions, and 3,448,276 shares issuable to Biomed upon conversion of the $500,000 transfer agreement payment, as described in Note 5 under Certain Transactions. It also includes 283,334 shares issuable upon exercise of options granted to Mr. Weiner, which shares Mr. Weiner has the right to acquire within 60 days.

    (5) Includes 5,379,550 shares owned of record and beneficially by Greatbatch Gen-Aid, Ltd., an entity owned by Wilson Greatbatch, and 109,993 shares owned by E. & W.G. Foundation, a private foundation of which Mr. Greatbatch is co-trustee. Also includes 191,667 shares issuable upon exercise of options granted to Mr. Greatbatch, which shares Mr. Greatbatch has the right to acquire within 60 days, and includes 150,000 warrants issued in connection with the Transfer Agreement with Biomed.

    (6) Includes 20,000 shares issuable upon exercise of options granted to Mr. Bramson, which shares he has the right to acquire within 60 days.

    (7) Includes 20,000 shares issuable upon exercise of options granted to Mr. Kenzie, which shares he has the right to acquire within 60 days. Does not include shares owned beneficially or of record by Biomed or by Technology Innovations. Mr. Kenzie is the Manager and an equity member of Biophan Ventures, LLC, which is the 43% equity member in Biomed; he is also the Manager of Patent Ventures LLC, which is the Class A Member of Technology Innovations. Mr. Kenzie and Mr. Weiner comprise the Board of Members of Biomed; Mr. Kenzie serves on the Board of Members of Technology Innovations.

    (8) Includes 20,000 shares issuable upon exercise of options granted to Mr. Katz, which shares he has the right to acquire within 60 days.

    (9) Includes 86,667 shares issuable upon exercise of options and warrants granted to Mr. Wood, which shares he has the right to acquire within 60 days.

    (10) Includes 103,334 shares issuable upon exercise of options and warrants granted to Mr. MacDonald, which shares he has the right to acquire within 60 days.

    (11) Includes 103,334 shares issuable upon exercise of options and warrants granted to Mr. Helfer, which shares he has the right to acquire within 60 days.


                           CERTAIN TRANSACTIONS

    (1) Michael L. Weiner, President and Chief Executive Officer of Biophan, is the Manager and a 42.7% equity member of Technology Innovations, LLC., a 57% equity member of Biomed Solutions, LLC
         (formerly Biophan, LLC). Mr. Weiner is also the Manager of Biomed. He and Ross Kenzie make up the Board of Members of Biomed. Biomed is the record owner of 662,857 shares of common stock of Biophan; Technology Innovations is the record owner of 300,644 shares of common stock of Biophan. As Manager of Technology Innovations and Biomed, Mr. Weiner has control over these entities. Mr. Weiner is also on the board of Nanoset, LLC, an entity owned in part by Biomed Solutions, and with which the we have entered into a technology license agreement.

    (2) On December 1, 2000, Biomed received 10,759,101 shares of Biophan's common stock in exchange for its shares of LTR Antisense Technology, Inc. Most of those shares have been distributed to the members of Biomed and their members.

    (3) Also on December 1, 2000, Biomed transferred its MRI-compatible pacemaker patent pending and related technology to Biophan for a future payment of $500,000. This payment bears interest at 8% per annum from February 28, 2002, and has been extended several times, to June 1, 2004. After June 1, 2004, principal and interest are payable in 12 equal monthly installments. After November 30, 2002, this entire obligation is convertible into common shares of Biophan at a conversion price equal to the lowest of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or
         (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date.

    (4) On June 4, 2002, we executed a line of credit agreement with Biomed providing for borrowings up to $250,000. On August 19, 2002, the line was increased $100,000 and the expiration date thereof for that portion of the line was set at August 19, 2003. The payment date of amounts borrowed under the original Line was extended to December 1, 2002. On November 7, 2002, the maturity date of the Line was extended until such time as the financing contemplated by the common stock purchase agreement commences; thereafter, it is payable over time as Biophan receives proceeds from the equity line.

    (5) Biomed also holds a total of 1,180,000 warrants to purchase shares of Biophan common stock. On March 1, 2001, it received options to purchase 200,000 shares at an exercise price of $1.00, in consideration of management effort and expense incurred on behalf of Biophan. On June 4, 2002, it received 100,000 warrants at an exercise price of $1.00 in consideration of the extension of the due date for the Transfer Agreement payment, and 75,000 warrants with an exercise price of $1.00 for the grant of the line of credit. (Wilson Greatbatch also received 150,000 warrants in consideration of the extension of the due date of the Transfer Agreement. On August 19, 2002, Biomed received 30,000 warrants in consideration of the increase in the line of credit commitment, and 275,000 warrants for additional extensions of the payment terms of the Transfer

         Agreement payment. On that date, the exercise price for all 680,000 warrants then outstanding to Biomed was set at the lowest of
         (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date. On November 7, 2002, Biomed was granted warrants to purchase an additional 500,000 shares at an exercise price of $.50 per share, in consideration of the final extension of the Transfer Agreement payment approved that day. The number of warrants will be reduced by 16,667 for each month prior to June 1, 2005 that the Transfer Agreement obligation is paid in full. Each extension of the Transfer Agreement payment enabled us to retain the MRI-compatible technology that it acquired under the Transfer Agreement. In each forgoing case, the Board of Directors determined, without the vote of Mr. Weiner and Mr. Kenzie, that the consideration received by us was fair and adequate consideration for the warrants issued.

    (6) During the years ended February 28, 2003 and 2002, Biomed and Technology Innovations paid expenses on behalf of Biophan aggregating $128,411 and $253,014, respectively. These advances did not bear interest and were subsequently repaid.

    (7) On January 1, 2001, Wilson Greatbatch was granted 250,000 options for his consulting services to us, and 8,333 options as former Chairman of the Scientific Advisory Board. As a consultant Mr. Greatbatch assisted Biophan in its development of its photonic pacemaker by providing design and engineering services. The board of directors determined that the value of the consulting services was fair and adequate consideration for the options issued; Biophan recorded compensation expense of $9,200 with respect to those options. Through his ownership of Greatbatch Gen-Aid, Ltd. and his co-trusteeship of a private foundation, E.& W.G. Foundation, he is the beneficial owner of 5,489,543 common shares of Biophan. He is also entitled to receive 60% of the consideration payable to Biomed ($500,000) for transfer of the MRI-compatible pacemaker technology to Biophan; on June 4, 2002, he received 150,000 warrants with an exercise price of $1.00 in consideration of the extension of the payment due under the Transfer Agreement. Greatbatch Gen-Aid holds a 3.5% membership interest (11 Units) in Technology Innovations.

         On February 28, 2001, we entered into a research and development agreement with Greatbatch Enterprises Corporation. Wilson Greatbatch, a beneficial owner of more than 5% of our common stock, is the CEO and majority stockholder of Greatbatch Enterprises. Under the agreement, Greatbatch Enterprises undertook certain technology development and testing, for which we paid Greatbatch Enterprises an aggregate of $297,000. The agreement terminated in December 2002 with the completion of animal testing by Greatbatch Enterprises.

    (8) On March 1, 2002, Dr. Guenter H. Jaensch was granted options to purchase 250,000 shares and on 7/16/02 was granted an additional 100,000 options, for his consulting services to us. As a consultant, Dr. Jaensch assisted us in developing our strategic plan, attended trade shows, and arranged and met with potential customers and strategic partners. The Board of Directors determined that the value of the consulting services was fair and adequate consideration for the options issued; Biophan valued the options at $36,900 and $592,500, respectively.

                          DESCRIPTION OF SECURITIES

The following summary is a description of the common stock of Biophan and Biophan's Certificate of Incorporation and Bylaws.

General

    Biophan's authorized capital consists of 60,000,000 shares of common stock, par value $.005 per share.

Common Stock

    As of February 28, Biophan had outstanding 37,634,693 shares of common stock. Each share of common stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. In the event of liquidation, dissolution or winding up Biophan, holders of the common stock will be entitled to receive, on a pro rata basis, all assets of Biophan remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither the certificate of incorporation nor the by-laws of Biophan contain any provisions which limit or restrict the ability to take over our company.

Options and Warrants

    We have outstanding options to purchase an aggregate of 2,489,995 shares of common stock pursuant to our 2001 Stock Option Plan, to directors, officers, key employees and consultants, of which 1,496,666 were exercisable. No options have been exercised to date. The following chart sets out the material terms of the options:

   Optionholders           Number of        Exercise      Expiration Dates
                        Options Granted       Price
-------------------------------------------------------------------------

  Non-management            530,000        $.10 - $.50    3/19/06 - 7/16/12
   directors

  Employees               1,275,000        $.43 - $.50     1/1/11 - 7/16/12

  Consultants               560,000        $.50 - $1.00    1/1/11 - 12/4/11

  Scientific Advisory       124,995            $.50             2/1/07
  Board
                          ------------
              TOTAL       2,489,995
                          ============


We also have outstanding warrants to purchase an additional 4,729,706 shares of our common stock. The following chart sets out the material terms of the warrants:

  Warrantholders       Number of     Exercise      Expiration
                       Warrants       Price          Dates
----------------------------------------------------------------
  Bridge Lenders         246,627      $1.00          6/15/04

  Biomed               1,180,000    $.145-$.50       11/7/07
  Solutions, LLC

  Wilson Greatbatch      150,000      $1.00           6/4/04

  CFG Capital ,LLC       121,572    $.16-$.41  11/11/05 - 7/30/07

  Westbay              1,385,275      $ .25     3/27/04 - 7/9/05
  Shareholders

  Westbay              1,385,275      $ .50     3/27/04 - 7/9/05
  Shareholders

  Boylan, Brown, et      161,290      $ .31           1/7/08
  al

  Others                  99,667      $1.00          7/30/07
                      ------------
             TOTAL     4,729,706
                      ============


CERTAIN STATUTORY PROVISIONS OF THE NEVADA REVISED STATUTES

    Sections 78.411 through 78.444 of the Nevada Revised Statutes provides, in general, that a stockholder acquiring more than 10% of the outstanding voting shares of a publicly-held Nevada corporation subject to the statutes (an "Interested Stockholder") may not engage in certain "Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder.

    Section 78.416 defines the term "Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

    These provisions could have the effect of delaying, deferring or preventing a change of control of our company. Our stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws of the Company, may elect not to be governed by these provisions. Neither our Certificate of Incorporation nor Bylaws currently excludes us from these restrictions.

    The Nevada Revised Statutes permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in cases brought against the officer or director in his capacity as such, provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing a violation of law, and improper personal benefit. The Company's By-Laws contain a provision implementing this statute.

Transfer Agent

Biophan's transfer agent for the common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004-1123.


                       SHARES ELIGIBLE FOR RESALE

    Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered, or the common shares underlying the warrants, may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Act.

    Certain shares of outstanding common stock were issued and sold by Biophan in private transactions in reliance upon exemptions from registration under the Act. Such shares may be sold only pursuant to an effective registration statement filed by Biophan or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Act.

    In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of Biophan may sell shares of common stock after at least one year has elapsed since such shares were acquired from Biophan or an affiliate of Biophan. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of the then outstanding common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Biophan and who has not been an affiliate of Biophan for 90 days prior to the sale and who has beneficially owned shares acquired from Biophan or an affiliate of Biophan for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.


                 RESTATED COMMON STOCK PURCHASE AGREEMENT

Effective November 22, 2002, we entered into a restated common stock purchase agreement with Spectrum Advisors, Ltd., for the future issuance and purchase of shares of our common stock. This agreement restates and supersedes the common stock purchase agreement entered into June 6, 2002 with Bonanza Capital, upon essentially the same terms and conditions. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility.

After taking into account shares currently reserved for issuance under all outstanding convertible securities, we have 9,628,365 authorized common shares available for issuance. We are registering 8,960,000 of these shares for possible issuance and sale by Spectrum under the common stock purchase agreement, and an additional 448,000 common shares which will underlie warrants issuable to Carolina Financial if all 8,960,000 shares are issued under the common stock purchase agreement.

Draw Downs

In general, the draw down facility operates as follows. At our sole discretion and from time to time over the course of 24 months, we may make unlimited draw down requests, pursuant to which the investor, Spectrum, is obligated to purchase up to an aggregate of $3.0 million of our common stock. Spectrum's minimum commitment for each draw request is $37,500. The maximum amount we can actually draw for each request is limited to 30% of the volume weighted average price of our common stock multiplied by the average daily trading volume multiplied by the number of trading days in the applicable draw down period. We are under no obligation to request a draw down during any period or, in the absence of such a request, to issue any shares to

Spectrum. If, on any day during the draw down period, the average volume weighted price of our common stock drops below the minimum threshold price of $.18, then that day will be excluded from the relevant settlement and the aggregate amount of our draw down request will be reduced accordingly.

The draw down period will be 3 consecutive trading days. After each 3-trading-day settlement period, the final draw down amount for that settlement period is determined. We are entitled to receive funds on the 5th, 8th, 11th, 14th, 17th, 20th and 23rd trading day of each month. The final draw down amount will be reduced by 1/3rd for each trading day during the draw down period that the volume weighted average stock price falls below the threshold price. We then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to Spectrum in return for the final draw down amount. The aggregate total of all draw downs under the equity draw down facility cannot exceed $3.0 million. However, we may, at our option, increase Spectrum's commitment up to 50% of our market capitalization at the time of exercise of the option, not to exceed $10.0 million. Using our current market capitalization, and subject to the limits on daily draw-down amount, we could increase Spectrum's commitment to approximately $6,000,000.

The per share price that Spectrum pays for our common stock for each draw down includes a 20% discount to the average daily market price of our common stock for each day during the draw down period, weighted by trading volume during each such trading day. The price per share that Spectrum ultimately pays is determined by dividing the final draw down amount by the number of shares that we issue to Spectrum.

Finally, the common stock purchase agreement does not permit us to draw funds if the issuance of shares of common stock to Spectrum pursuant to the draw down would cause Spectrum to beneficially own more than 9.9% of our issued and outstanding common stock at the time of issuance. In such cases, we will not be permitted to issue the shares otherwise issuable pursuant to the draw down and Spectrum will not be obligated to purchase those shares. Of course, any of Spectrum's resales of shares would reduce the number of shares it beneficially owns, and would enable us to issue additional shares to Spectrum subject once again to the 9.9% limitation.

The Draw Down Procedure And The Stock Purchases

We may request a draw down by faxing to Spectrum a draw down notice, stating the amount of the draw down that we wish to exercise and calculating the number of shares to be issued thereunder.

Amount Of The Draw Downs

No draw down can be less than $37,500. The amount may be increased to 30% of the weighted average price of our common stock for the 3 days in the draw down period, ending on the day prior to the date of our request, multiplied by the average daily trading volume for the 3 days in the draw down period ending on the day prior to the date of our request, multiplied by the number of trading days in the draw down period. Additionally, if any of the following events occur during the draw down period, the investment amount for that draw down period will be reduced by 1/3 and the volume weighted average price of any trading day on which the event occurred will have no effect on the pricing of the shares purchased during that draw down period:

    * the volume weighted average price is less than the minimum threshold price of $.18; or
    * trading in our common stock is suspended for more than three hours, in the aggregate, on any trading day or if any trading day is shortened because of a public holiday.

Number Of Shares Purchased During A Draw Down

The 3 trading days immediately preceding the draw down notice are used to determine the number of shares that we will issue in return for the money provided by Spectrum, which then allows us to calculate the price per share that Spectrum will pay for our shares.

To determine the number of shares of common stock that we can issue in connection with a draw down, calculate 1/3 of the draw down amount (i.e., $12,500). This amount will be referred to as the "per-day draw down amount." Then, for each of the 3 trading days immediately preceding the date on which we give notice of the draw down, divide the per-day draw down amount by 80% of the volume weighted average daily trading price of our common stock for that day. This 80% accounts for Spectrum's discount. The sum of these 3 daily calculations produces the number of common shares that we will issue, unless, as described above, the volume weighted average daily price for any given trading day is below the threshold amount, or trading is suspended for any given trading day, in which case that day is ignored in the calculation.

Sample Calculation Of Stock Purchases

The following is an example of the calculation of the number of shares we would issue to Spectrum in connection with a draw down based on the assumed daily prices set forth.

 Day               VWAP          Minimum Commitment    Number of Shares
 1                 .$.445              $12,500               28,090
 2                 .$.46               $12,500               27,174
 3                 .$.485              $12,500               25,773

Closing The Transaction

The delivery of the requisite number of shares and payment of the draw down will take place through our attorneys, Boylan, Brown, Code, Vigdor & Wilson, LLP, acting as escrow agent. The escrow agent pays the net proceeds to us, after subtracting its escrow fee and Carolina's placement agent fees. We would receive the amount of our draw down of $37,500 less a 10% cash fee paid to Carolina of $3,750 less a $250 escrow fee, for net proceeds to us of approximately $33,500.

We have paid $10,000 to cover the fees and expenses of purchaser's counsel, and will pay an additional $15,000 on the first settlement date. Carolina will receive warrants to purchase 5% of the shares sold to Spectrum (up to 448,000 shares of our common stock) at a price equal to 110% of the selling price to Spectrum. Carolina is not obligated to purchase any of our shares pursuant to the common stock purchase agreement.

Indemnification Of Spectrum

Spectrum is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the common stock purchase agreement, registration statement and the prospectus, except as they relate to information supplied by Spectrum to us for inclusion in the registration statement and prospectus.


                          SELLING STOCKHOLDERS

All of the securities being offered hereunder are being offered by the selling shareholders. These holders fall into four categories:

    * those who will obtain their shares pursuant to or in connection with the stock purchase agreement;

    * those who obtained their shares (or warrants with underlying common shares) in a private placement of securities recently conducted by the Company; and

    * Biomed Solutions, LLC, which can obtain its shares upon exercise of warrants granted in consideration of loans to, or forbearance upon amounts due from, Biophan.


The Restated Stock Purchase Agreement

    The 8,960,000 common shares registered for resale by Spectrum under this prospectus would constitute 14% of our issued and outstanding common shares after such resale. We are registering the maximum number of authorized but unissued and unreserved shares that we have available at this time for sale under the stock purchase agreement. If we do not issue a draw down request, we are under no obligation to issue any shares to Spectrum under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement. However at our current market price, this is not enough shares to draw down the full $3,000,000 available under the stock purchase agreement. Unless our average market price rises above $.42, we will need to have our shareholders authorize more shares and file a new registration statement with the SEC, which will need to become effective before we can request additional draw downs under the common stock purchase agreement.

Spectrum

Spectrum is engaged in the business of investing in publicly traded equity securities for its own account. Spectrum's principal offices are located at 38 Hertford Street, London, England. We understand that Spectrum's beneficial owner is Pierce Loughran of London, England. Investment decisions for Spectrum are made by its board of directors. Spectrum does not currently own any of our securities as of the date of this prospectus. Other than Spectrum's obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Spectrum and us other than as contemplated by the common stock purchase agreement.

Carolina Financial

Carolina has acted as placement agent in connection with the common stock purchase agreement. Carolina introduced us to Spectrum and assisted us with structuring the equity line of credit with Spectrum. Carolina's duties as placement agent were undertaken on a reasonable best efforts basis only. Carolina will receive warrants for 5% of the shares purchase by Spectrum, at an exercise price of 110% of the selling price to Spectrum. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. Other than the shares underlying its warrants which are registered for resale hereunder, Carolina does not own any of our shares.

The four principals and beneficial owners of Carolina are William Prather, Robert Cascella, Michael Niedswiecki, and Michael Mascia; they have also been issued warrants to purchase a total of 121,572 warrants, consisting of 50,000 warrants at an exercise price of $.39 per share, 17,520 shares at an exercise price of $.41 per share, and 54,052 shares at an exercise price of $.16 per share. These warrants were granted for their efforts as placement agent in other private placements undertaken by us and for financial advisory services, and the underlying common shares have also been registered for resale hereunder. None of these individuals held any position or office or had any other material relationship with us or any of our affiliates within the past three years. To our knowledge, after this offering, none of them will own shares of our common stock.

Spectrum and Carolina or any of their affiliates have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. If, in the future, Spectrum's or Carolina's relationship with us changes, we will amend or supplement this prospectus to update this disclosure.

Westbay

    Westbay Consulting, Inc., a Nevada corporation beneficially owned by Jason Cope, acted as finder and consultant to Biophan in connection with the recently-completed private placement described below. For its services, Westbay received 258,006 shares of common stock, which are registered for sale hereunder. Except in its capacity as a finder and consultant, neither Westbay or any principal of Westbay, has had any office or directorship, or any other material relationship with us during the past three years. To the best of our knowledge, following the completion of this offering, Westbay will own less than 1% of our outstanding shares.

Biomed

Biomed Solutions, LLC is the New York limited liability company which transferred the MRI technology and the shares of LTR Anti-sense Technology, Inc. to us on December 1, 2000. The beneficial owners of Biomed included Michael Weiner, Ross Kenzie and 50 investors. It is a shareholder of Biophan and its Manager is Michael L. Weiner, who is the President and Chief Executive Officer and a Director of Biophan. Biomed has received warrants to purchase a total of 1,180,000 common shares, partially as consideration for making available a line of credit to us and for forbearance of payments relating to the MRI technology transfer. We are registering herewith the shares underlying those warrants, for resale by Biomed. Following this offering, Biomed will own 662,857 shares of Biophan.

The Private Placement

From September 2002 through January 6, 2003, we raised gross proceeds of $1,385,275 by selling 5,541,100 shares at a per share price of $.25 to 123 investors. Those investors also received warrants to purchase an additional 2,770,550 shares, half at an exercise price of $.25 per share and half at $.50 per share. These shareholders were granted registration rights, and their shares (including the shares underlying the warrants)are registered for resale hereunder. The names of these selling shareholders, and the number of shares offered hereunder are set forth below. None of these shareholders held an office or directorship or had any other material relationship with us during the past 3 years, except that Guenter Jaensch, Jeffrey L. Helfer, Stuart McDonald and Robert J. Wood are officers and/or directors of Biophan and own the number of shares set forth in Security Ownership of Certain Beneficial Owners and Management. Except as to these named shareholders, to the best of our knowledge, each of these shareholders will own less than 1% of our outstanding shares following completion of this offering and the sale of the shares registered hereunder.

                                    SELLING SHAREHOLDERS

                                     Securities Held
                                     Before Offering   Amount Offered
                   Position, Office                                       Amount %
Name of            or Material       Common  Warrant   Common   Warrant   after Offering
Shareholder        Relationship      Shares  Shares    Shares   Shares    Complete
Spectrum               None             0       0     8,960,000    0         0/0
Carolina Financial     None             0       0         0     488,000      0/0
William Prather    Financial Advisor    0     12,500      0      12,500      0/0
Robert Cascella    Financial Advisor    0     36,358      0      36,358      0/0
Michael
Niedswiecki        Financial Advisor    0     36,357      0      36,357      0/0
Michael Mascia     Financial Advisor    0     36,357      0      36,357      0/0
Westbay
Consulting, Inc.   Finder            258,006    0      258,006     0         0/0
Biomed             Greater than
Solutions, LLC     10% Shareholder  662,857 1,180,000    0    1,180,000    662,857/1.5%
Private
Placement
Shareholders
Bryan, Jennifer        None          25,000  12,500    25,000   12,500       0/0
Buchholz, Rick         None          50,000  25,000    50,000   25,000       0/0
Erhart, Joseph         None          20,000  10,000    20,000   10,000       0/0
Kahle, Ronald, Jr.     None         100,000  50,000   100,000   50,000       0/0
Kahle, Terry           None          20,000  10,000    20,000   10,000       0/0
Knueve, Michael        None          20,000  10,000    20,000   10,000       0/0
Knueve, Ronald         None          20,000  10,000    20,000   10,000       0/0
Nienberg, Stephen      None          40,000  20,000    40,000   20,000       0/0
Recker, Greg           None          20,000  10,000    20,000   10,000       0/0
Unverferth, Brad       None         285,000 142,500   285,000  142,500       0/0
Askins, Randall        None          20,000  10,000    20,000   10,000       0/0
Averesch, Michael      None         100,000  50,000   100,000   50,000       0/0
Erhart, Brian          None          30,000  15,000    30,000   15,000       0/0
Gerding, William
and Debra              None          40,000  20,000    40,000   20,000       0/0
Hortstman, Dennis      None          40,000  20,000    40,000   20,000       0/0
Unverferth, Jason      None          60,000  30,000    60,000   30,000       0/0
Unverferth, Mel
and Beverly            None          40,000  20,000    40,000   20,000       0/0
Bilski, Dianna         None          35,800  17,900    35,800   17,900       0/0
Cleary, Brian          None          20,000  10,000    20,000   10,000       0/0
Fortman, Gary J. and
Deters, Jeffrey R.     None          20,000  10,000    20,000   10,000       0/0
Fortman, Gary J.       None          40,000  20,000    40,000   20,000       0/0
Hoellrich, Anthony J.  None          20,000  10,000    20,000   10,000       0/0
Hoellrich, Daniel L.   None          20,000  10,000    20,000   10,000       0/0
Hoellrich, Douglas D.  None          20,000  10,000    20,000   10,000       0/0
Kahle, Terry L.        None          18,000   9,000    18,000    9,000       0/0
Kahle, Scott L.        None          20,000  10,000    20,000   10,000       0/0
Klass, Terry           None          32,000  16,000    32,000   16,000       0/0
Krontz, Gerald E.
and Cherylanne         None          20,000  10,000    20,000   10,000       0/0
Maag, Phillip D.       None          40,000  20,000    40,000   20,000       0/0
Sarka, Robert J.       None          50,000  25,000    50,000   25,000       0/0
Asad, Susan Sutherland None          14,000   7,000    14,000    7,000       0/0
Berger, Charles W., Jr.None          20,000  10,000    20,000   10,000       0/0
Brown, Meagan          None          20,000  10,000    20,000   10,000       0/0
Brown, Grayling        None          16,000   8,000    16,000    8,000       0/0
Bruskotter, Dennis     None          20,000  10,000    20,000   10,000       0/0
Deters, Jeffrey        None          40,000  20,000    40,000   20,000       0/0
Donnelly, Michael      None          20,000  10,000    20,000   10,000       0/0
Fortman, Christopher & None
Fortman, Craig         None          20,000  10,000    20,000   10,000       0/0
Fortman, Karl & Judy   None          20,000  10,000    20,000   10,000       0/0
Gabor, Constance       None          80,000  40,000    80,000   40,000       0/0
Gudewicz, Patrice      None          10,000   5,000    10,000    5,000       0/0
Gudewicz, Richard      None          20,000  10,000    20,000   10,000       0/0
Hohlbein, Michael      None          50,000  25,000    50,000   25,000       0/0
Knueve, Ronald
& Bonnie               None          10,000   5,000    10,000    5,000       0/0
Kreinbrink, John       None          20,000  10,000    20,000   10,000       0/0
Otto, Jon & Karen      None          20,000  10,000    20,000   10,000       0/0
Rosengarten, Kurt      None          20,000  10,000    20,000   10,000       0/0
Schimmoeller, Craig &
Brenda                 None         100,000  50,000   100,000   50,000       0/0
Schroeder, Randal
& Pamela               None          20,000  10,000    20,000   10,000       0/0
Scodellaro, James      None          10,000   5,000    10,000    5,000       0/0
Siefker, Greg          None          20,000  10,000    20,000   10,000       0/0
Steffey, Billie
& Rita                 None          10,000   5,000    10,000    5,000       0/0
Strauer, Robert        None          10,000   5,000    10,000    5,000       0/0
Utrup, Kurt            None          10,000   5,000    10,000    5,000       0/0
Vorst, Steven          None         150,000  75,000   150,000   75,000       0/0
Warnecke, Rick         None         100,000  50,000   100,000   50,000       0/0
Winkle, Roger          None          40,000  20,000    40,000   20,000       0/0
Wittlinger, Mona       None           6,000   3,000     6,000    3,000       0/0
Anstadt, George
& Nancy                None         100,000  50,000   100,000   50,000       0/0
Averesch, Michael      None         120,000  60,000   120,000   60,000       0/0
Bachmann, Roberta      None          20,000  10,000    20,000   10,000       0/0
Barnes, Alvin          None          40,000  20,000    40,000   20,000       0/0
Brashear, Robert       None          17,000   8,500    17,000    8,500       0/0
Bowman, Donald         None          10,000   5,000    10,000    5,000       0/0
Glendale Investments,
Ltd.                   None         120,000  60,000   120,000   60,000       0/0
Butler, Daniel & Sue   None          20,000  10,000    20,000   10,000       0/0
Cleary, Michael        None          10,000   5,000    10,000    5,000       0/0
Conditioning Concepts  None          20,000  10,000    20,000   10,000       0/0
DeKalb, Daryl          None         118,500  59,250   118,500   59,250       0/0
Dirty Dozen Investing  None          45,000  22,500    45,000   22,500       0/0
Eisler, Craig          None          16,000   8,000    16,000    8,000       0/0
Ellerbrock, Daniel
& Carol                None          20,000  10,000    20,000   10,000       0/0
Estlack, Fred          None          16,000   8,000    16,000    8,000       0/0
Fortman, Douglas       None          30,000  15,000    30,000   15,000       0/0
Garman, Richard        None          80,000  40,000    80,000   40,000       0/0
General Medina
Development            None          11,400   5,700    11,400    5,700       0/0
Grenot, Michael        None          50,400  25,200    50,400   25,200       0/0
Helfer,            Vice President
Jeffrey L.                          100,000  50,000   100,000   50,000       0/0
Jaensch, Guenter Chairman of the Board
& Terri                             300,000 150,000   300,000  150,000       0/0
Jeary, Richard         None          10,000   5,000    10,000    5,000       0/0
Kahle, Carl            None          20,000  10,000    20,000   10,000       0/0
Kahle, Gary            None          40,000  20,000    40,000   20,000       0/0
Kahle, Ronald          None          50,000  25,000    50,000   25,000       0/0
Kahle, Timothy M.      None          10,000   5,000    10,000    5,000       0/0
Kahle, Timothy R.      None          20,000  10,000    20,000   10,000       0/0
Kenzie, Allan & Bette  None         100,000  50,000   100,000   50,000       0/0
Knueve, Dan            None          20,000  10,000    20,000   10,000       0/0
Knueve, Ed             None          20,000  10,000    20,000   10,000       0/0
Knueve, Ronald
& Bonnie               None          10,000   5,000    10,000    5,000       0/0
Lippco Capital LLC     None          50,000  25,000    50,000   25,000       0/0
MacDonald,        Vice President
Stuart                               60,000  30,000    60,000   30,000       0/0
Mahley, Mary           None         100,000  50,000   100,000   50,000       0/0
Mahley, Stephen        None         100,000  50,000   100,000   50,000       0/0
Masters, Vernon        None          40,000  20,000    40,000   20,000       0/0
Moore, Dennis          None          12,000   6,000    12,000    6,000       0/0
Nelson, Laura M.       None          20,000  10,000    20,000   10,000       0/0
Neu, Julie             None          10,000   5,000    10,000    5,000       0/0
Newman, Reginald       None          50,000  25,000    50,000   25,000       0/0
Nowak, Ronald          None          16,000   8,000    16,000    8,000       0/0
Pierce, Frederick      None          40,000  20,000    40,000   20,000       0/0
Sarka, Robert          None          32,000  16,000    32,000   16,000       0/0
Sarka, Robert
& Karen                None          50,000  25,000    50,000   25,000       0/0
Schimmoeller Family
Rev. Living Trust      None          20,000  10,000    20,000   10,000       0/0
Siefker, Joseph
& Doris                None          20,000  10,000    20,000   10,000       0/0
Siefker, Thomas        None          20,000  10,000    20,000   10,000       0/0
Slawson, Kenneth       None          51,000  25,500    51,000   25,500       0/0
Smith, Steven & Mary   None          20,000  10,000    20,000   10,000       0/0
Terens, Frederick      None          16,000   8,000    16,000    8,000       0/0
Unverferth, Jeffrey    None          46,000  23,000    46,000   23,000       0/0
von der Embse, Barry   None          60,000  30,000    60,000   30,000       0/0
Warnecke, Kevin
& Michelle             None          20,000  10,000    20,000   10,000       0/0
Westbay Consulting, Financial Advisor
Inc.                   None          20,000  10,000    20,000   10,000       0/0
Western Harbor
Association            None          40,000  20,000    40,000   20,000       0/0
Wittlinger, David      None         664,000 332,000   664,000  332,000       0/0
Wittlinger, Donna      None          12,000   6,000    12,000    6,000       0/0
Wittlinger, Mona       None          26,000  13,000    26,000   13,000       0/0
Wittlinger, Viola      None          80,000  40,000    80,000   40,000       0/0
Wittlinger, Walter     None          40,000  20,000    40,000   20,000       0/0
Wood, Robert J.  Vice President/CFO  60,000  30,000    60,000   30,000       0/0



                            PLAN OF DISTRIBUTION

General

Spectrum is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Spectrum. Spectrum may offer for sale up to 8,960,000 common shares which it may acquire pursuant to the terms of the common stock purchase agreement. Spectrum is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Spectrum has, prior to any sales, agreed that its trading activities in our securities will comply with applicable state and federal securities laws, rules and regulations and the rules and regulations. We will pay the costs of registering the shares under this prospectus, including legal fees.

To permit Spectrum to resell the common shares issued to it under the common stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Spectrum that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

    * the date after which all of the common shares held by Spectrum that are covered by the registration statement have been sold by Spectrum pursuant to such registration statement;

    * the date after which all of the common shares held by Spectrum that are covered by the registration statement may be sold, in the opinion of our counsel, without restriction under the Securities Act of 1933; or

    * the date after which all of the common shares held by Spectrum that are covered by the registration statement may be sold pursuant to Rule 144(k) under the Securities Act of 1933, without limitation as to time, manner of sale or volume.

Shares of common stock offered through this prospectus may be sold from time to time by Spectrum or the other selling shareholders; or by pledgees, donees, transferees or other successors in interest to such other selling shareholders. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees, or other successors in interest to such shareholders (other than Spectrum) that intend to offer common stock through this prospectus.

Sales may be made on the OTC.BB or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Each selling shareholder will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Spectrum and Carolina that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus. Spectrum is an underwriter in connection with resales of its shares.

The common shares may be sold in one or more of the following manners:

    * a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    * ordinary brokerage transactions and transactions in which the broker solicits purchases; or

    * privately negotiated transactions as permitted by Rule 15a-6 under the Exchange Act of 1934.

In effecting sales hereunder, Spectrum or other selling shareholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Spectrum. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholder, and, if they act as agent for the purchaser of such common shares, from such purchaser.

In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

However, since Spectrum is an underwriter, Rule 144 of the Securities Act of 1933 is not available to Spectrum to sell its shares.

We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

Spectrum is subject to the applicable provisions of the Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Spectrum will be subject to applicable provisions of the Exchange Act of 1934 and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

Each selling shareholder will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Underwriting Compensation and Expenses

The underwriting compensation for Spectrum will depend on the amount of financing that we are able to obtain under the common stock purchase agreement, up to a maximum of approximately $ 600,000 if we are able to obtain the entire $3,000,000 in financing. Spectrum will purchase shares under the common stock purchase agreement at a price equal to 80% of the volume weighted average daily price of our common stock on the OTC.BB, as reported by Bloomberg Financial L.P. for each day in the pricing period with respect to each draw down request.

In addition, we are obligated to pay Carolina, as compensation for its services as placement agent, a cash fee equal to 10% of the gross proceeds received from Spectrum under the common stock purchase agreement for draw downs under the equity line. The placement agent compensation to Carolina will depend on the amount of financing that we are able to obtain under the common stock purchase agreement, up to a maximum of $300,000 if we are able to obtain the entire $3,000,000 in financing. We also agreed to issue to Carolina warrants to purchase up to 480,010 shares of our common stock at an exercise price equal to 110% of the per share purchase price, as calculated under the Stock Purchase Agreement, on the date of issuance. The warrant will expire five years from the date of issuance.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Biophan by Boylan, Brown, Code, Vigdor & Wilson, LLP, Rochester, New York. The firm has been granted options to purchase 40,000 shares of Biophan's common stock at $.50 per share in connection with services rendered prior to the commencement of this offering, and warrants to purchase an additional 161,290 shares at $.31 per share as partial consideration for its work in connection with this offering.


                                   EXPERTS

    The financial statements of Biophan as of and for the years ended February 28, 2003 and 2002, appearing in this prospectus have been audited by Goldstein Golub Kessler LLP, Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

Biophan files current, quarterly and annual reports with the SEC on forms 8-KSB, 10QSB and 10KSB. Biophan has filed with the SEC a registration statement on Form SB-2 (together with all amendments and exhibits thereto, under the Securities Act, with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document field as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to Biophan and the securities being offered hereby, reference is hereby made to such registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                               FINANCIAL STATEMENTS

BIOPHAN TECHNOLOGIES, INC.
 AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2003


                                  BIOPHAN TECHNOLOGIES, INC.AND SUBSIDIARIES
                                      (A Development Stage Company)


                                                                     CONTENTS
                                                            FEBRUARY 28, 2003
-----------------------------------------------------------------------------

Independent Auditor's Report                                              F-1


Consolidated Financial Statements:

   Balance Sheet                                                          F-2
   Statement of Operations                                                F-3
   Statement of Stockholders' Deficiency                                  F-4
   Statement of Cash Flows                                                F-5
   Notes to Consolidated Financial Statements                       F-6 - F-7




INDEPENDENT AUDITOR'S REPORT
--------------------------------


To the Board of Directors
Biophan Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Biophan Technologies, Inc. and Subsidiaries (a development stage company) as of February 28, 2003, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the two years in the period then ended, and the amounts in the cumulative column in the consolidated statements of operations, stockholders' deficiency, and cash flows for the period from August 1, 1968 (date of inception) to February 28, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biophan Technologies, Inc. and Subsidiaries as of February 28, 2003 and the results of their operations and their cash flows for each of the two years in the period then ended and the amounts included in the cumulative column in the consolidated statements of operations and cash flows for the period from August 1, 1968 to February 28, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 10, 2003

Pg. F-1




                                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                 (A Development Stage Company)

                                                    CONSOLIDATED BALANCE SHEET
------------------------------------------------------------------------------
February 28, 2003
------------------------------------------------------------------------------
ASSETS

Current assets:
  Cash                                                            $     48,935
  Investments in marketable securities                                 302,000
  Advances receivable                                                   10,127
  Due from related party                                                24,368
  Prepaid expenses                                                      90,923
------------------------------------------------------------------------------
    Total current assets                                               476,353
------------------------------------------------------------------------------
Fixed assets - at cost, net                                             63,232
------------------------------------------------------------------------------

Other assets:
  Intellectual property rights                                          70,000
  Security deposit                                                       2,933
  Deferred equity placement costs                                       70,538
  Deferred tax asset, net of valuation allowance of $2,120,000               -
------------------------------------------------------------------------------
                                                                       143,471
------------------------------------------------------------------------------
                                                                  $    683,056
==============================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Accounts payable and accrued expenses                           $    343,216
  Loan payable to stockholder                                          143,570
  Payable to related party                                             300,000
  Due to related party                                                   9,401
------------------------------------------------------------------------------
    Total current liabilities                                          796,187
------------------------------------------------------------------------------

Long-term payable to related party, less discount                       83,333
------------------------------------------------------------------------------


Stockholders' deficiency:
  Common stock - $.005 par value:
    Authorized, 60,000,000 shares
    Issued and outstanding, 37,634,693 shares                          188,173
    Additional paid-in capital                                       7,588,520
  Deficit accumulated during the development stage                  (7,973,157)
------------------------------------------------------------------------------
                                                                      (196,464)
------------------------------------------------------------------------------
                                                                  $    683,056
==============================================================================

            See notes to consolidated financial statements


Pg. F-2


                                             BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                           (A Development Stage Company)

                                                    CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------------------------

                                                                            Period from
                                                                              August 1,
                                                                            1968 (date of
                                                Year ended    Year ended    inception) to
                                                February 28,  February 28,  February 28,
                                                  2003            2002          2003
----------------------------------------------------------------------------------------
Operating expenses:
  Salaries and related                      $    648,304    $    461,629    $  1,169,794
  Research and development                     1,373,124         949,124       2,435,292
  Professional fees                              522,115       1,310,916       1,871,716
  Write-down of intellectual property rights      40,000                         530,000
  General and administrative                     582,174         475,520       1,084,254
----------------------------------------------------------------------------------------

Operating loss                                (3,165,717)     (3,197,189)     (7,091,156)
----------------------------------------------------------------------------------------

Other income (expense):
  Interest expense                              (447,853)       (540,543)     (1,001,396)
  Interest income                                 17,083          26,061          44,763
  Other income                                   187,040          42,035         229,075
  Other expense                                  (28,805)        (36,281)        (65,086)
----------------------------------------------------------------------------------------

Total other expenses, net                       (272,535)       (508,728)       (792,644)
----------------------------------------------------------------------------------------

Loss from continuing operations               (3,438,252)     (3,705,917)     (7,883,800)

Loss from discontinued operations                                                (89,357)
----------------------------------------------------------------------------------------

Net loss                                    $ (3,438,252)   $ (3,705,917)   $ (7,973,157)
========================================================================================
Loss per common share - basic and diluted   $      (0.11)   $      (0.14)
========================================================================================
Weighted average shares outstanding           31,731,051      27,000,962
========================================================================================


            See notes to consolidated financial statements



Pg. F-3


                                                      BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                                    (A Development Stage Company)

                                               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
-------------------------------------------------------------------------------------------------
Period from August 1, 1968 (date of inception) to February 28, 2003
-------------------------------------------------------------------------------------------------
                                                                         Deficit
                                                                        Accumulated
                                                              Additional During the Stockholders'
                                              Number   Common  Paid-in  Development    Equity
                                             of Shares  Stock   Capital  Stage      (Deficiency)
-------------------------------------------------------------------------------------------------
1969 - 14,130 shares issued for services
 for $.05 per share                           14,130 $      70 $      637              $     707

1970 - 1,405,000 shares issued for mining
 rights for $.05 per share                 1,405,000     7,025     63,225                 70,250

1970 - 55,500 shares issued for services
 for $.05 per share                           55,500       278      2,497                  2,775

1973 - 10,000 shares issued for services
 for $.05 per share
                                              10,000        50        450                    500

1976 - 500 shares issued for services
 for $.05 per share
                                                 500         3         22                     25

1978 - 12,000 shares issued for services
 for $.05 per share
                                              12,000        60        540                    600

1980 - 225,000 shares issued for services
 for $.05 per share
                                             225,000     1,125     10,125                 11,250

1984 - 20,000 shares issued for services
 for $.05 per share
                                              20,000       100        900                  1,000

1986 - 10,000 shares issued for services
 for $.05 per share
                                              10,000        50        450                    500

1990 - 10,000 shares issued for services
 for $.05 per share                           10,000        50        450                    500

1993 - 25,000 shares issued for services
 for $.05 per share
                                              25,000       125      1,125                  1,250

Net loss from inception through
 February 28, 1998                                                             (89,357)  (89,357)
-------------------------------------------------------------------------------------------------

Balance at February 28, 1998               1,787,130     8,936     80,421      (89,357)        -


1999 - 10,000 shares issued for services
 for $.05 per share                           10,000        50        450              $     500

1999 - 1,000,000 shares issued for services
 for $.005 per share
                                           1,000,000     5,000                             5,000

Net loss for the year ended
 February 28, 1999                                                              (5,500)   (5,500)
-------------------------------------------------------------------------------------------------

Balance at February 28, 1999               2,797,130    13,986     80,871      (94,857)        -


2000 - 1,000,200 shares issued
 for services for $.005 per share
                                           1,000,200     5,001                             5,001


            See notes to consolidated financial statements

Pg. F-4


                                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                                   (A Development Stage Company)

                                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
-------------------------------------------------------------------------------------------------
Period from August 1, 1968 (date of inception) to February 28, 2003
-------------------------------------------------------------------------------------------------

                                                                         Deficit
                                                                        Accumulated
                                                              Additional During the Stockholders'
                                              Number   Common  Paid-in  Development    Equity
                                             of Shares  Stock   Capital    Stage     (Deficiency)
Net loss for the year ended
 February 29, 2000                                                             (5,001)    (5,001)
-------------------------------------------------------------------------------------------------

Balance at February 29, 2000               3,797,330    18,987     80,871      (99,858)        -

2000 - 250,000 shares issued for services
 for $.005 per share
                                             250,000     1,250                             1,250

2000 - Expenses paid by stockholder                                2,640                   2,640

2000 - 10,759,101 shares issued for
 acquisition of Antisense Technology,
  Inc.                                    10,759,101    53,795    121,205                175,000

2000 - 10,759,101 shares issued for cash
 for $.005 per share                      10,759,101    53,796    121,204                175,000

Net loss for the year ended
 February 28, 2001                                                           (729,130)  (729,130)
-------------------------------------------------------------------------------------------------

Balance at February 28, 2001              25,565,532   127,828    325,920    (828,988)  (375,240)

2001 - 2,399,750 shares issued for cash
 for $1.00 per share                       2,399,750    11,999  2,387,751              2,399,750

2001 - 468,823 shares issued for interest    468,823     2,344    466,479                468,823

2001 - Redemption of 200,000 shares         (200,000)   (1,000)                           (1,000)

2001 - 1,315,334 shares issued upon
 conversion of bridge loans at $.75
  per share                                1,315,334     6,576    979,924                986,500

2001 - Offering costs associated with
 share issuances for cash                                        (254,467)              (254,467)

2002 - Grant of stock options for services                        702,800                702,800

Net loss for the year ended
 February 28, 2002                                                         (3,705,917)(3,705,917)
-------------------------------------------------------------------------------------------------

Balance at February 28, 2002              29,549,439   147,747  4,608,407  (4,534,905)   221,249

2002 - Shares issued for cash for
  $.34 per share                             993,886     4,969    337,461                342,430
2002 - Shares issued for cash for
  $.15 per share                           1,192,874     5,964    167,002                172,966
2002 to 2003 - Shares issued for cash for
  $.25 per share                           5,541,100    27,706  1,357,569              1,385,275
2002 to 2003 - Shares issued as commissions
  on offerings                               357,394     1,787     (1,787)                     -
2002 to 2003 Cash commissions on offerings                       (119,488)              (119,488)
Offering costs                                                    (45,644)               (45,644)
Grant of stock options for services                               485,000                485,000
Intrinsic value of beneficial conversion feature
  of note payable and MRI liability                               800,000                800,000
Net loss for the year ended
  February 28,2003                                                         (3,438,252)(3,438,252)
------------------------------------------------------------------------------------------------
Balance at February 28, 2003              37,634,693 $ 188,173 $7,588,520 $(7,973,157) $(196,464)
=================================================================================================


            See notes to consolidated financial statements


Pg. F-5


                                             BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                           (A Development Stage Company)

                                                    CONSOLIDATED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------------------------

                                                                                    Period from
                                                                                      August 1,
                                                                                    1968 (date of
                                                           Year ended   Year ended  inception) to
                                                           February 28, February 28, February 28,
                                                              2003          2002          2003
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                                $(3,438,252) $(3,705,917) $(7,973,157)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation                                              25,601      14,762        40,530
     Realized and unrealized losses on marketable securities   28,805      38,143        66,948
     Amortization of interest on convertible notes payable    383,333           -       383,333
     Write-down of intellectual property rights                40,000           -       530,000
     Amortization of discount on payable to related party           -      62,000        75,000
     Issuance of common stock for services                          -                   101,108
     Issuance of common stock for interest                                468,823       468,823
     Grant of stock options for services                      485,000     702,800     1,187,800
     Expenses paid by stockholder                                   -           -         2,640
     Changes in operating assets and liabilities:
      Increase in advances receivable                         (10,127)          -       (10,127)
      Increase in due from related parties                    (24,368)          -       (24,368)
      (Increase) decrease in prepaid expenses                     896     (91,819)      (90,923)
      Increase in security deposits                                 -      (2,933)       (2,933)
      Increase in accounts payable and accrued expenses       214,176      18,184       329,885
      Decrease in due to related parties                       (6,948)   (153,787)      (34,095)
-------------------------------------------------------------------------------------------------
       Net cash used in operating activities               (2,301,884) (2,649,744)   (4,949,536)
-------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of fixed assets                                    (7,951)    (90,811)     (103,762)
  Sales of marketable securities                              540,000     377,270       917,270
  Purchases of marketable securities                         (302,000)   (984,218)   (1,286,218)
-------------------------------------------------------------------------------------------------
       Net cash provided by (used in) investing activities    230,049    (697,759)     (472,710)
-------------------------------------------------------------------------------------------------

Cash flow from financing activities:
  Proceeds of bridge loans                                          -     986,500       986,500
  Loan from stockholder                                       143,570           -       143,570
  Line of credit borrowing from related party                 300,000                   300,000
  Net proceeds from sales of capital stock                  1,735,539   2,201,110     4,111,649
  Deferred equity placement costs                             (70,538)          -       (70,538)
-------------------------------------------------------------------------------------------------
       Net cash provided by financing activities            2,108,571   3,187,610     5,471,181
-------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents           36,736    (159,893)       48,935

Cash and cash equivalents at beginning of period               12,199     172,092             -
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                $    48,935  $   12,199   $    48,935
=================================================================================================

Supplemental schedule of noncash investing and financing activities:

   Intellectual property acquired through issuance of common
     stock and assumption of related party payable                                  $     175,000
=================================================================================================

   Acquisition of intellectual property rights                                      $     425,000
=================================================================================================
   Issuance of common stock upon conversion of bridge loans             $  986,500  $     986,500
=================================================================================================


            See notes to consolidated financial statements


Pg. F-6



                                    BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              February 28, 2003
-------------------------------------------------------------------------------

1.  PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES:

The consolidated financial statements include the accounts of Biophan Technologies, Inc. ("Biophan") and its wholly owned subsidiaries, LTR Antisense Technology, Inc. ("Antisense")and MRIC Drug Delivery Systems, LLC ("MRIC") (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company is in the development stage and is expected to remain so for at least the next 12 months. The Company is developing technologies that make biomedical devices safe for use in an MRI (Magnetic Resonance Imaging) machine.

The Company was incorporated under the laws of the State of Idaho on August 1, 1968. On January 12, 2000, the Company changed its domicile to Nevada by merging into a Nevada corporation, and on July 19, 2001, changed its name to Biophan Technologies, Inc.

The Company has not generated any revenue throughout its history. The Company's ability to continue in business is dependent upon obtaining sufficient financing or attaining future profitable operations.

On December 1, 2000, the Company acquired LTR Antisense Technology, Inc., a New York corporation ("LTR"), from Biomed Solutions, LLC (formerly Biophan,
LLC), a New York limited liability company ("Biomed"), in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary of the Company. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, originally dated December 1, 2000 and subsequently amended, by and among the Company, LTR and Biomed. LTR owns multiple patents for proprietary HIV antisense gene therapy technology.

In connection with the exchange, the Company (i) issued an aggregate of 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR and (ii) issued an aggregate of 10,759,101 shares of common stock to a group of investors for $175,000. Also on December 1, 2000, the Company acquired intellectual property rights, including a pending patent to the MRI-compatible pacemaker technology from Biomed (the "Assignment"), for future consideration of $500,000 ("MRI technology purchase liability payable") The Assignment was consummated pursuant to, and in accordance with, an Assignment and Security Agreement, originally dated December 1, 2000 and subsequently amended, by and between the Company and Biomed.


Pg. F-
                                    BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              February 28, 2003
-------------------------------------------------------------------------------

For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value, with the change in fair value during the period included in operations.

Depreciation of fixed assets is provided by the straight- line method over the estimated useful lives of the related assets. Amortization of acquired intellectual property rights is provided by the straight-line method over 17 years. Costs for internally developed intellectual property rights with indeterminate lives are expensed as incurred.

At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that affect continuity of the business.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply when the differences are expected to be realized. A valuation allowance is recognized if it is anticipated that some or all of the deferred tax asset may not be realized.

Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock has not been included in the computation of diluted loss per share, as the effect would be antidilutive.

The Company has elected to apply Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options issued to employees (intrinsic value) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and loss per common share would have been as follows:

Year ended February 28,                             2003           2002
-----------------------------------------------------------------------
Net loss - as reported                        $3,438,252     $3,705,917

Add: Stock-based employee compensation
 Expense included in reported net loss,
 net of related tax effects                      458,000        268,000

Deduct:  Total stock-based employee
 compensation expense determined
 under fair value based method for
 all awards, net of related tax effects          524,000        280,000
-----------------------------------------------------------------------
Net loss - pro forma                          $3,372,252     $3,693,917
=======================================================================
Basic and diluted loss
 per share - as reported                      $      .11     $      .14
=======================================================================
Basic and diluted loss
 per share - pro forma                        $      .11     $      .14
=======================================================================

The Company's assumptions used to calculate the fair values of options issued during the year ended February 28, 2003 were (i) risk-free interest rates of 3.05% through 4.75%, (ii) expected lives of 5 to 10 years, (iii) expected volatility of 90%, and (iv) expected dividends of zero.

The Company's assumptions used to calculate the fair values of options issued during the year ended February 28, 2002 were (i) risk-free interest rates of 4.27% and 4.87%, (ii) expected life of nine years, (iii) expected volatility of 90.%, and (iv) expected dividends of zero.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.


Pg. F-



                                    BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              February 28, 2003
-------------------------------------------------------------------------------


2.  INVESTMENTS IN MARKETABLE SECURITIES:

    Investments in trading securities are summarized as follows at February 28, 2003:

                                                          Gross
                                                        Unrealized      Fair
                                               Cost      Gain/Loss      Value
    -------------------------------------------------------------------------
    Corporate debt securities                $302,000      $  -       $302,000
    ==========================================================================
    There were no unrealized holding losses on trading securities for the year ended February 28, 2003.

3.  PREPAID EXPENSES:

Prepaid expenses at February 28, 2003 consist of the following:

       Prepaid consulting fees                         $ 53,933
       Prepaid insurance                                 18,865
       Prepaid supplies                                  18,125
                                                       --------
                                                       $ 90,923
                                                       ========


4.  FIXED ASSETS:

Fixed assets, at cost, consist of the following:

                                                                  Depreciation/
                                                                  Amortization
                                                                     Period
                    -----------------------------------------------------------
                    Furniture & Equipment              $39,320        5-7 years
                    Computers                           10,283          5 years
                    Internet Web site                   54,159          7 years
                    -----------------------------------------------------------
                                                       103,762
                    Less accumulated depreciation      (40,530)
                    -----------------------------------------------------------
                                                       $63,232
                    ===========================================================

Depreciation expense for the years ended February 28, 2003 and 2002 amounted to $25,601 and $14,762, respectively. Depreciation expense for the period from August 1, 1968 (Date of Inception) to February 28, 2003 was $40,530.


5.  INTELLECTUAL PROPERTY RIGHTS:

Intellectual property rights were acquired on December 1, 2000 and encompass two areas: (1) The utilization of new proprietary technology to prevent implantable cardiac pacemakers and other critical and life-sustaining medical devices from being affected by MRI and other equipment using magnetic fields, radio waves and similar forms of electromagnetic interference ("EMI"), and (2) the use of proprietary antisense gene therapy technology to inhibit the spread of human immunodeficiency virus (HIV-1) infection in conjunction with the use of lentiviral vectors. In the current year ended February 28, 2003, the stated cost value of the gene technology rights in the amount of $40,000 was written off. The Company has discontinued its development efforts in this area.


6.  LOAN AGREEMENTS:

In June 2002, the Company signed a Loan Agreement with a shareholder providing for borrowings of up to $400,000 with interest payable at 8% per annum. Principal and accrued interest become due and payable on December 31, 2003. At February 28, 2003, $143,570 had been borrowed under this Agreement.

In June 2002, the Company executed a line-of-credit agreement (the "Line") with Biomed that provided for borrowings up to $250,000. Interest accrues at 8% per annum. Upon execution of the Line, Biomed received warrants to purchase 325,000 shares of restricted common stock at $1.00 per share. The warrants were valued at approximately $234,000 which was recorded as a discount against the Convertible Promissory Note (the "Note") supporting the Line. At issuance, the Note was convertible into shares of the Company's common stock, at a price below the market value of such stock. The intrinsic value of the beneficial conversion feature of the Note was recorded as an additional discount, such that the full $250,000 issued was discounted, with a corresponding increase to additional paid-in capital.

On August 19, 2002, the Line was increased by $100,000 and the expiration date thereof was extended to August 19, 2003. The payment date of amounts borrowed under the original Line was extended to December 1, 2002. In consideration for the increase in the Line, Biomed received 30,000 additional warrants to purchase shares of restricted common stock at a price dependent on the selling price of the Company's stock, as defined. The exercise price of the warrants issued to Biomed in exchange for the increase in the line of credit to $350,000 and the extension of the payment date to December 1, 2002 is the lowest of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date. The fair value of the warrants - in accordance with guidance provided by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation - was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.25; no dividend yield; volatility factor of the expected market price of the company's common stock of 0.0%, and an expected life of 2.8 years. The value attributed to the warrants was insignificant. As a result, these warrants have been allocated no value. The Company has drawn an additional $50,000 under the Line, which was also fully discounted as a result of the beneficial conversion feature, which was recorded as additional paid-in capital. At February 28,2003, the Company has borrowed $300,000 in aggregate under the Line.

Under the Transfer Agreement dated December 1, 2000, the Company incurred a liability ("MRI technology purchase liability payable") of $500,000 (including interest of $75,000) to Biomed in connection with the acquisition of the MRI intellectual property rights described in Note 4. Biomed maintains a security interest in the underlying patents until the liability is satisfied. The intellectual property rights will revert to Biomed if the Company does not satisfy the liability by June 1, 2004. The stated liability bears interest at an annual rate of 8%. The balance of the MRI technology purchase liability payable at February 28, 2002 is $500,000.

At February 28, 2003, the principal amounts of the Company's obligations approximated their estimated fair values based upon current borrowing rates for similar issues.

In December 2002, in consideration for extending the maturity date to June 1, 2004 and for prior extensions, the Company and Biomed agreed to make the $500,000 MRI technology purchase liability payable to Biomed convertible at Biomed's election into shares of the Company's common stock at a price dependent on the selling price of the Company's stock, as defined, but below market. Consequently, the intrinsic value of the beneficial conversion feature of the liability was recorded as a discount, such that the full $500,000 was discounted, with a corresponding increase to additional paid-in capital.


7.  STOCKHOLDERS' EQUITY:

In July and August 2002, the Company entered into finder's agreements for the sale of restricted common stock to foreign investors pursuant to the exemption from registration provided in Regulation S of the 1933 Securities Act. The Company issued a total of 2,186,760 shares of stock for aggregate net proceeds of $491,034 under these agreements.

Effective August 22, 2002, the Company entered into a finder's agreement with a domestic consulting firm providing for the sale of restricted shares of common stock pursuant to Regulation D under the Securities Act. The finder receives a cash fee of 10% plus stock. The Company issued a total of 5,541,100 shares of stock for aggregate net proceeds of $1,244,505.

During November 2002, the Company entered into a Stock Purchase Agreement with an institutional investor whereby the Company agreed to sell up to $3,000,000 of the Company's common stock. The agreement requires the Company to file with the Securities and Exchange Commission ("SEC") a Registration Statement covering the shares issuable under this agreement. The Company can begin selling shares to the purchaser immediately after the SEC declares the above-mentioned Registration Statement effective. The Company is in the process of filing for registration.


8.  COMMITMENTS:

The Company is obligated under an operating lease for office space expiring September 30, 2004. The Company may terminate the lease upon ninety days prior
written notice to the landlord.   The aggregate minimum future payments under
this lease are payable as follows:

                    Year ending February 28,
                              2004                                  $ 46,783
                              2005                                    25,083
                    --------------------------------------------------------
                                                                    $ 71,866
                    ========================================================

Rent expense charged to operations under this operating lease aggregated $51,321 and $14,667 for the years ended February 28, 2003 and 2002, respectively. Rent expense charged to operations for the period from August 1, 1968 (Date of Inception) to February 28,2003 was $65,988.


9.  RELATED PARTY TRANSACTIONS:

Biomed and another related party paid expenses on behalf of the Company aggregating $128,411 and $253,014 during the years ended February 28, 2003 and 2002, respectively, and $551,561 for the period August 1, 1968 through February 28, 2003. At February 28, 2003, the balance due from a related party is $24,368 and the balance due to a separate related party is $9,401. The amounts due from and to the related parties do not bear interest, and the Company expects to collect and repay these respective balances during the next 12 months.

10.  STOCK-BASED COMPENSATION PLAN:

The Company has a stock option plan (the "Plan") which provides for the granting of nonqualified or incentive stock options ("ISO") to officers, key employees, non-employee directors and consultants. The Plan authorizes the granting of options to acquire up to 2,500,000 common shares. ISO grants under the Plan are exercisable at the market value of the Company's stock on the date of such grant. Nonqualified option grants under the Plan are exercisable at amounts determined by the board of directors. All options under the Plan are exercisable at times as determined by the board of directors, not to exceed 10 years from the date of grant. Additionally, the Plan provides for the granting of restricted stock to officers and key employees.

     The following table summarizes activity in stock options:


                                                            Weighted-
                                                              average
                                                             Exercise
                                               Options          Price
          -----------------------------------------------------------
          Outstanding at March 1, 2001             -              -

          Granted                            1,779,997       $    .51

          Forfeited                                -              -

          Exercised                                -              -
          -----------------------------------------------------------
          Outstanding at February 28, 2002   1,779,997       $    .51

          Granted                              739,998            .42

          Forfeited                             30,000            .50

          Exercised                                -              -
          -----------------------------------------------------------
          Outstanding at February 28, 2003   2,489,995       $    .48
          ===========================================================

          Weighted-average fair value of
           options granted during the year
           ended February 28, 2003 and 2002,
           respectively                         $  .33        $   .90
          ===========================================================


          The following table summarizes information about stock options outstanding and exercisable at February 28, 2003:

                                   Options Outstanting            Options Exercisable
                           -----------------------------------   ----------------------
                                         Weighted
                                          Average    Weighted-                Weighted-
                                         Remaining    Average                  Average
            Range of        Number      Contractual  Exercise       Number     Exercise
          Exercise Price  Outstanding       Life       Price      Exercisable    Price
          ----------------------------------------------------------------------------
           $.10 - $.43       940,000     7.50 years      $.33        546,666      $.27

           $.50 - $1.00    1,549,995     7.64 years      $.58      1,017,995      $.62
          ----------------------------------------------------------------------------
           $.10 - $1.00    2,489,995     7.58 years      $.48      1,564,661      $.50

Pg. F-12



                                    BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                  (A Development Stage Company)

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              February 28, 2003
-------------------------------------------------------------------------------

At February 28, 2003, 10,005 shares of common stock were reserved for future issuance of stock options.

11.  INCOME TAXES:

As of February 28, 2003, the Company had net operating loss carryforwards of approximately $5,706,000 for federal income tax purposes, which expire through 2023.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is as follows:

                     Year Ended February 28,                    2003       2002
                    -----------------------------------------------------------
                    Tax benefit at U.S. statutory rates         34 %       34 %
                    Increase in valuation allowance            (34)%      (34)%
                    -----------------------------------------------------------
                                                                -0-%       -0-%
                    ===========================================================

Deferred tax asset is comprised of the following:

                    February 28, 2003
                    -----------------------------------------------------------
                    Net operating loss carryforwards                $1,940,000
                    Write-down of intellectual property rights         180,000
                    -----------------------------------------------------------

                    Total deferred tax asset                         2,120,000
                    Valuation allowance                             (2,120,000)
                    -----------------------------------------------------------

                    Net deferred tax asset                          $      -0-
                    ==========================================================



                               PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

    * his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

    * his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of Biophan will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Biophan or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, Biophan's By-Laws include a provision which provides for indemnification of a director or officer by Biophan against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of Biophan.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Item 25.  Other Expenses of Issuance and Distribution.

       SEC registration fee                              $   1,534.90
       Printing and engraving expenses                   $   5,000.00
       Legal and accounting fees and expenses            $  70,000.00
                                                         ------------
TOTAL                                                    $  76,534.90
                                                         ============

All amounts in the above table are estimated except the SEC registration fee. None of the expenses will be paid by selling shareholders.

Item 26.  Recent Sales of Unregistered Securities.

    The securities of Biophan that were issued or sold by Biophan within the past three years and were not registered with the SEC are described below.

(a) On December 1, 2000, we acquired LTR Antisense Technology, Inc., a New York corporation, from Biomed Solutions, LLC (formerly Biophan, LLC), a New York limited liability company in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, dated December 1, 2000 and amended as of June 8, 2001, by and among Biophan, LTR and Biomed.

    In connection with the exchange, we (i) issued an aggregate of 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR, and (ii) issued an aggregate of 10,759,101 shares of common stock to an investor group consisting of all accredited investors for $175,000 in cash and the undertaking to assist us in additional capital raising.

    In transaction (i), the value of the consideration received (the LTR shares) was established at $175,000 in arms-length negotiation and approved by Biophan's board of directors. In transaction (ii), the value of the consideration received ($175,000) was established in arms-length negotiations and approved by Biophan's Board of Directors.

    The transactions were exempt from registration under section 4(2) of the Securities Act of 1933 because the shares were issued to a limited number of accredited investors in a private, negotiated transaction in which the issuer gave full representations and warranties and the recipients of the securities did extensive due diligence. The shares were all issued with restrictive legends. The shares issued to Biomed in exchange for the shares of LTR were issued to Biomed for its own account, for investment, and not with a view to distribution, and were received pursuant to the Exchange Agreement wherein the issuer provided full representations and warranties, various documents and other information about the issuer, including financial statements and SEC filings, and Biomed did extensive due diligence. A restrictive legend was placed on the certificate issued to Biomed.

    In September 2001, the bulk of the shares received by Biomed were then distributed to its members and the members of its members (the "ultimate investors"). No consideration was provided by the members or the ultimate investors for the redistributed shares; the shares were distributed pro rata to the members and ultimate investors; the members and ultimate investors received information about the ratio used to calculate their distribution and the expected tax consequences of the transaction; the members and ultimate investors were accredited investors; and all the redistributed shares were issued with a restrictive legend. This transaction was exempt from registration under Sections 4(2) and 4(1) of the Securities Act of 1933 for Biophan and Biomed, respectively. Section 4(1) was applicable because Biomed was not an issuer of the securities, nor was it an underwriter or dealer. Section 4(2) was applicable because no consideration was provided by the ultimate investors and, accordingly, there was no change in the members' or ultimate investors' relative interest in Biomed.

(b) Between January 1, 2001 and February 1, 2003, Biophan issued options to purchase a total of 2,489,995 options under its 2001 Stock Option Plan to directors, officers, key employees and consultants. These include the following:

    * On January 1, 2001, Wilson Greatbatch was granted 250,000 options for his consulting services to us, and 8,333 options as former Chairman of the Scientific Advisory Board. The board of directors determined that the value of the consulting services was fair and adequate consideration for the options issued and Biophan recorded compensation expense of $9,200 with respect to those options.

    * On March 1, 2002, Dr. Guenter H. Jaensch was granted options to purchase 250,000 shares and on 7/16/02 was granted an additional

       100,000 options, for his consulting services to us. The board of directors determined that the value of the consulting services was fair and adequate consideration for the options issued; Biophan valued the options at $36,900 and $592,500, respectively.

    * On January 1, 2001, Biophan issued to Boylan, Brown, Code, Vigdor & Wilson, LLP options to purchase 40,000 shares of common stock at an exercise price of $.50 per share, in consideration of the firm's agreement to defer payment of legal fees incurred in the transaction of the Exchange Agreement and Transfer Agreement dated December 1, 2000. Biophan recorded an expense of $1,600 with respect to the issuance of these options.

    The issuances of the above options were exempt under Section 4(2) of the Securities Act as the options were issued to a limited number of persons and only to persons that were knowledgeable of Biophan's business and who acquired the options without a view to distribution.

(c) In June 2001, we entered into bridge loan agreements providing gross proceeds of $986,500. Loans of $400,000 from one lender provided for a maturity date of December 15, 2001 and interest payable by issuance of 100,000 shares of stock on the due date. As additional consideration, the noteholder received 100,000 shares of stock and warrants to purchase an additional 100,000 shares at $1.00 per share. The noteholder had the right to convert the principal amounts into stock at $.75 per share at any time prior to maturity. We also received proceeds from a series of bridge loans to 15 accredited investors aggregating $586,500 upon the same general terms as above except that interest was payable by issuance of 73,324 shares of stock at the maturity date of October 29, 2001 (extended to November 29, 2001). Warrants to purchase 146,627 at $1.00 per share were issued to these lenders. All bridge lenders exercised their conversion options on November 29, 2001, at which time the Company issued 1,315,334 shares of common stock to convert the loans in the aggregate amount of $986,500 to equity.

    These transactions were exempt from registration under Regulation D, Rule 506 under the Securities Act of 1933 because the securities were offered and sold only to accredited investors and/or persons with knowledge of business, there was no general solicitation or general advertising related to the transactions, purchasers represented that they were acquiring securities for their own account and for investment, and the securities were issued with restrictive legends.

(d) Pursuant to a Private Placement Memorandum dated July 2, 2001, we offered to sell 3,000,000 shares of common stock at $1.00 per share, solely to accredited investors. The offering was concluded in January 2002. Gross proceeds of $2,399,750 were received, less offering costs of $254,467. The private offering was made pursuant to Regulation D, Rule 506 under the Securities Act. In accordance with Rule 506, (i) no general solicitation or general advertising was conducted in connection with the offering of the shares, (ii) all of the purchasers in the offering represented to Biophan that they were accredited investors, (iii) each purchaser was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain additional information, (iv) each purchaser represented that he had purchased the shares for his own account, for investment, and (v) the shares were issued with restrictive legends. In connection with this offering, we issued a total of 99,667 warrants at an exercise price of $1.00 per share, to three individuals for their services valued nominally at $10,000 in placing a portion of the offering.

(d) Biomed has received a total of 1,180,000 warrants to purchase shares of Biophan common stock as follows:

    (i) On March 1, 2001, it received options to purchase 200,000 shares at an exercise price of $1.00, in consideration of management effort and expense incurred on behalf of Biophan.

    (ii) On June 4, 2002, it received 100,000 warrants at an exercise price of $1.00 in consideration of the extension of the due date for the Transfer Agreement payment (for which Biophan recorded an expense of $72,000) and 75,000 warrants with an exercise price of $1.00 for the grant of the line of credit (for which Biophan recorded an expense of $54,000).

    (iii) On August 19, 2002, Biomed received 30,000 warrants in consideration of the increase in the line of credit commitment, and 275,000 warrants for additional extensions of the payment terms of
           the Transfer Agreement payment. On that date,   the  exercise price
           for all 680,000 warrants then outstanding to Biomed was set at the lowest of (x) the closing bid price on June 4, 2002; (y) the closing bid price on the date of exercise; or (z) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date.

    (iv) On November 7, 2002, Biomed received warrants to purchase an additional 500,000 shares at an exercise price of $.50 per share, in consideration of the final extension of the Transfer Agreement payment approved that day.

    The number of warrants will be reduced by 16,667 for each month prior to June 1, 2005 that the Transfer Agreement obligation is paid in full. Each extension of the Transfer Agreement payment enabled the Company to retain the MRI-compatible technology that it acquired under the Transfer Agreement. In each forgoing case, the Board of directors determined, without the vote of Mr. Weiner, that the consideration received by the company was fair and adequate consideration for the warrants issued.

    These warrant issuances were exempt from registration under Section 4(2) of the Securities Act. The warrants were issued in private transactions to one investor that is knowledgeable of Biophan's business and who acquired the warrants without a view to distribution.

(e) On June 4, 2002, Wilson Greatbatch received 150,000 warrants with an exercise price of $1.00 in consideration of the extension of the payment due under the Transfer Agreement(for which Biophan recorded an expense of $108,000). This issuance was exempt from registration under Section 4(2) of the Securities Act as it was made in a private transaction to one accredited investor knowledgeable of Biophan's business and who acquired the warrants without a view to distribution.


(f) Also in July, 2002, we issued warrants to purchase a total of 50,000 shares at an exercise price of $.39 per share to four individuals in consideration of certain investment banking services with an estimated fair value of $2,000. In November 2002, we issued an additional 71,572 warrants at $.16 to $.41 per share to three of those four individuals in consideration of services, with an estimated fair value of $18,000, in the nature of finder in connection with a portion of the Regulation S offering and other loans to us. We relied on exemptions from Registration under Section 4(2) of the Securities Act of 1933 because the issuances were in private transactions to a limited number of persons having knowledge of Biophan's business and who acquired the warrants without a view to distribution.

(g) During August and September 2002, we issued a total of 2,186,760 shares of common stock for gross cash proceeds of $515,397, less commissions and offering costs of $11,985. In connection with these transactions, we also issued 99,388 shares of common stock as additional commission with a value of $34,243. These shares were issued solely to nonaffiliated, non U.S. persons in offshore transactions exempt from registration under the Securities Act of 1933 pursuant to Regulation S.

(h) From September 2002 through January 6, 2003, we raised $1,385,275 by selling 5,541,100 shares at a per share price of $.25 to 123 accredited investors. Those investors also received warrants to purchase an additional 2,770,550 shares, half at an exercise price of $.25 per share and half at $.50 per share. In connection with this offering, we paid cash commissions of $107,503 and issued 258,006 shares to broker-dealers in consideration of their placement of shares. This offering was exempt from registration under Regulation D, Rule 506 of the Securities Act of 1933, based upon the following facts:

    (i) the shares and warrants were sold only to accredited investors with whom Biophan or Westbay, its finder, had a pre-existing relationship;

    (ii) neither Biophan nor Westbay offered to sell the securities by any form of general solicitation or general advertising;

    (iii) no Regulation D offering took place within the six months prior to the commencement of the offering;

    (iv) each purchaser represented that he had purchased the securities for his own account, for investment; and

    (v)    the securities were issued with restrictive legends.

(i) On January 7, 2003, Biophan issued warrants to purchase 161,290 shares at $.31 per share to Boylan, Brown, Code, Vigdor & Wilson LLP, in consideration of the firm reducing its fees billed to Biophan for the preparation of this registration statement by $25,000. The board of directors determined that this was fair and adequate consideration. We relied on an exemption under
Section 4(2) of the Securities Act for this issuance as it did not constitute a public offering and because there was only one offeree; there was no general solicitation or advertising; the firm had access to the same kind of information about Biophan normally found in a prospectus; the firm had a prior business relationship with Biophan and its officers and directors; the firm agreed to and received the options with the intent to hold the options and the shares underlying the options for investment and not with a view to distribution; and the options contained a restrictive legend.

Item 27.  Exhibits.

No.

*EX-2.1   Articles of Merger filed as Exhibit to Form 10-KSB for the year ended February 29, 2000.

*EX-2.2   Articles of Dissolution filed as Exhibit to Form 10-KSB for the year ended February 29, 2000.

 EX-2.3   Exchange Agreement, dated as of December 1, 2000, by and among
           Biophan, Biomed Solutions, LLC (formerly Biophan, LLC), and LTR.

*EX-3.1   Certificate of Incorporation (Nevada) filed as Exhibit to
           Form 10-KSB for the year ended February 29, 2000.

*EX-3.2   Bylaws (Nevada) Filed as exhibit to Form 10-KSB for the year ended February 28, 2002.

*EX-3.3   Amendment to the Articles of Incorporation filed as part of
           Form 8-K, filed December 15, 2000.

 EX-3.4   Amendment to Exchange Agreement filed as Exhibit to Form
           10-KSB for the year ended February 28, 2001.

*EX-3.5   Certificate of Amendment to Articles of Incorporation filed as exhibit to Form 8-K on August 27, 2001.

*EX-4.1   Stock Purchase Warrant between Biophan and Biomed Solutions, LLC
           (formerly Biophan, LLC) dated June 4, 2002, filed as Exhibit to
            Form 10-QSB for the period ended May 31, 2002.

*EX-4.2   Stock Purchase Warrant between Biophan and Bonanza Capital
           Masterfund LTD, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-4.3   Restated Stock Purchase Warrant between Biophan and Biomed
           Solutions, LLC, dated January 8, 2003, filed as Exhibit to Form
            10-QSB for the period ended November 30, 2002.

*EX-4.4   Stock Purchase Warrant between Biophan and Biomed Solutions, LLC dated November 11, 2002, filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-4.5   Form of Stock Purchase Warrant issued to principals of Carolina
           Financial Services, for a total of 121,572 shares, filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-4.6   Form of Stock Purchase Warrant to be issued to Carolina Financial services in connection with the Stock Purchase Agreement with
            Spectrum Advisors, Ltd, filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-4.7   Form of Stock Purchase Warrant issued to investors in private placement of securities, for a total of 2,770,550 shares, filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*Ex-4.8   Stock Purchase Warrant issued to SBI USA, LLC , filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-10.1  Assignment, dated as of December 1, 2000, by and between Biophan and Biomed Solutions, LLC (formerly Biophan, LLC), a New York limited liability company, filed as part of Form 8-K, filed
             December 15, 2000.

*EX-10.2  Security Agreement, dated as of December 1, 2000, by and between
           Biophan and Biomed Solutions, LLC (formerly Biophan, LLC), a New
            York limited liability company, filed as part of Form 8-K, filed
             December 15, 2000.

*EX-10.3  Transfer Agreement filed as Exhibit to Form 10-KSB for the year ended February 28, 2001.

*EX-10.4  Amendment to Transfer Agreement filed as Exhibit to Form
           10-KSB for the year ended February 28, 2001.

*EX-10.5  Line of Credit Agreement between Biophan and Biomed Solutions,
           LLC dated June 4, 2002, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.6  Convertible Promissory Note between Biophan and Biomed Solutions,
           LLC dated June 4, 2002, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.7  Loan Agreement between Biophan and H. Deworth Williams dated June 18, 2002, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.8  Stock Purchase Agreement between Biophan and Bonanza Capital
           Masterfund LTD, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.9  Escrow Agreement between Biophan, Bonanza Capital Masterfund LTD and Boylan, Brown, Code, Vigdor & Wilson LLP, filed as Exhibit to
            Form 10-QSB for the period ended May 31, 2002.

*EX-10.10 Registration Rights Agreement between Biophan and Bonanza Capital
           Masterfund LTD, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.11 Executive Employment Agreement between Biophan and Michael L.
           Weiner dated December 1, 2000, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.12 Executive Employment Agreement between Biophan and Jeffrey L. Helfer dated June 6, 2002, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.13 Executive Employment Agreement between Biophan and Stuart G.
           MacDonald dated June 6, 2002, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.14 Executive Employment Agreement between Biophan and Robert J. Wood dated June 6, 2002, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.15 Financial Accommodations Agreement between Biophan and Bellador
           (Labuan) Ltd dated July 1, 2002, filed as Exhibit to Form
            10-QSB for the period ended May 31, 2002.

*EX-10.16 Stock Purchase Agreement between Biophan and Spectrum Advisors,
           LTD., filed as Exhibit to Form 10-QSB for the period ended
            November 30, 2002.

*EX-10.17 Escrow Agreement between Biophan, Spectrum Advisors, Ltd. and
           Boylan, Brown, Code, Vigdor & Wilson LLP., filed as Exhibit to
            Form 10-QSB for the period ended November 30, 2002.

*EX-10.18 Registration Rights Agreement between Biophan and Spectrum
           Advisors, Ltd., filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-10.19 Lease Agreement between Biophan and High Technology of Rochester,
           Inc. dated October 8, 2001, filed as an exhibit to Form
            SB-2a on March 14, 2003..

*EX-10.20 Strategic Partnership Agreement between Biophan and UB Business
           Alliance dated December 10, 2001, filed as an exhibit to Form
            SB-2a on March 14, 2003..

*EX-10.21 License Agreement between Biophan and Xingwu Wang and Nanoset,
           LLC dated February 7, 2002, filed as an exhibit to Form
            SB-2a on March 14, 2003..

*EX-10.22 Patent License Agreement between Biophan and Deborah D. L. Chung dated April 5, 2002, filed as an exhibit to Form SB-2a on March 14, 2003..

*EX-10.23 License Agreement between Biophan and Johns Hopkins University dated April 24, 2002, filed as an exhibit to Form SB-2a on March 14, 2003..

*EX-10.24 Advisory Agreement between Biophan and SBI USA, LLC dated
           December 18, 2002, filed as an exhibit to Form SB-2a on March 14, 2003..

*EX-10.25 Development Agreement between Biophan and Alfred University dated February 21, 2002, filed as an exhibit to Form
            SB-2a on March 14, 2003..

*EX-10.26 Development Agreement between Biophan and Alfred University dated January 24, 2003, filed as an exhibit to Form
            SB-2a on March 14, 2003..

*EX-10.27 First Amendment to Restated Stock Purchase Agreement between
           Biophan and Spectrum Advisors, Ltd., dated March 10, 2003, filed as an exhibit to Form SB-2a on March 14, 2003..

 EX-10.28 Development Agreement between Biophan and Greatbatch Enterprises,
           Inc., dated February 28, 2001.

 EX-10.29 Assignment of Patent No: 60,269,817, by and between Biophan and
           Michael L. Weiner, Wilson Greatbatch, Patrick R. Connelly, and
            Stuart G. MacDonald.

 EX-10.30 Assignment of Patent No: 10,077,988, by and between Biophan and
           Patrick R. Connelly, Michael L. Weiner, Stuart G. MacDonald, Thomas
           H. Foster, Wilson Greatbatch, and Victor Miller.

 EX-10.31 Assignment of Patent No: 10,077,836, by and between Biophan and
           Michael L. Weiner, Stuart G. MacDonald, and Patrick R. Connelly.

 EX-10.32 Assignment of Patent No: 10,077,823, by and between Biophan and
           Patrick R. Connelly, Michael L. Weiner, Jeffrey L. Helfer ,
            Stuart G. MacDonald, and Victor Miller.

 EX-10.33 Assignment of Patent No: 10,077,978, by and between Biophan and
           Michael L. Weiner, Jeffrey L. Helfer, Stuart G. MacDonald,
            Patrick R. Connelly, and Victor Miller.

 EX-10.34 Assignment of Patent No: 10,078,062, by and between Biophan and
           Michael L. Weiner, Patrick R. Connelly, Stuart G. MacDonald,
            Jeffrey L. Helfer, Victor Miller.

 EX-10.35 Assignment of Patent No: 10,077,932, by and between Biophan and
           Michael L. Weiner, Jeffrey L. Helfer,  Patrick R. Connelly,
            Stuart G. MacDonald, and Victor Miller.

 EX-10.36 Assignment of Patent No: 10,077,887, by and between Biophan and
           Michael L. Weiner, Jeffrey L. Helfer,  Patrick R. Connelly,
            Stuart G. MacDonald, and Victor Miller.

 EX-10.37 Assignment of Patent No: 10,077,883, by and between Biophan and
           Michael L. Weiner, Jeffrey L. Helfer,  Patrick R. Connelly,
            Stuart G. MacDonald, and Victor Miller.

 EX-10.38 Assignment of Patent No: 10,077,958, by and between Biophan and
           Michael L. Weiner, Jeffrey L. Helfer,  Patrick R. Connelly,
            Stuart G. MacDonald, and Victor Miller.

 EX-10.39 Assignment of Patent No: 10,077,888, by and between Biophan and
           Patrick R. Connelly, Stuart G. MacDonald, and Michael L. Weiner.

 EX-10.40 Assignment of Patent No: 60,357,935, by and between Biophan and
           Jeffrey L. Helfer, Robert W. Gray, and Michael L. Weiner.

 EX-10.41 Assignment of Patent No: 10,132,457, by and between Biophan and
           Stuart G. MacDonald, Jeffrey L. Helfer, and Michael L. Weiner

 EX-10.42 Assignment of Patent No: 09,864,944, by and between Biophan and
           Wilson Greatbatch, Patrick R. Connelly and Michael L. Weiner.

 EX-10.43 Assignment of Patent No: 09,865,049, by and between Biophan and
           Victor Miller, Wilson Greatbatch, Patrick R. Connelly and Michael
            L. Weiner.

 EX-10.44 Assignment of Patent No: 09,885,867, by and between Biophan and
           Wilson Greatbatch, Patrick R. Connelly and Michael L. Weiner.

 EX-10.45 Assignment of Patent No: 09,885,868, by and between Biophan and
           Victor Miller, Wilson Greatbatch, Patrick R. Connelly and Michael
            L. Weiner.

 EX-10.46 Assignment of Patent No: 10,283,530, by and between Biophan and
           Wilson Greatbatch and Michael L. Weiner.

 EX-10.47 Assignment of Patent No: 10,369,429, by and between Biophan and
           Jeffrey L. Helfer, Robert W. Gray, and Michael L. Weiner.

 EX-10.48 Assignment of Patent No: 10,162,318, by and between Biophan and
           Biomed Solutions, LLC

*EX-16.1  Letter on change of accountants filed as Exhibit to Form
           10-KSB for the year ended February 28, 2001.

*EX-16.2  Appointment of independent public accountants filed as exhibit to Form 8-K on May 7, 2001.

*EX-21    Subsidiaries filed as Exhibit to Form 10-KSB for the year
           ended February 28, 2001.

*EX-22.1  Definitive Proxy Statement filed with the Securities and Exchange
           Commission on January 10, 2000

*EX-22.2  Definitive Proxy Statement filed with the Securities and
           Exchange Commission on June 3, 2001.

 EX-23.1  Auditors' Consent - Goldstein Golub Kessler LLP

 EX-23.2  Consent of Frank G. Shellock

 EX-23.3  Consent of Robert Rubin M.D.

*EX-24.1  Power of Attorney (included on Signature Page of their Registration
           Statement)

*EX-99.1  2001 Stock Option Plan filed as exhibit to Form 8-K on August
           27, 2001.

* Exhibits so marked have heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and are incorporated herein by reference.


Item 28. Undertakings.

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1034 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Henrietta, State of New York on March 14, 2002.

BIOPHAN TECHNOLOGIES, INC.




By:   /s/Michael L. Weiner
   ----------------------------------------
      Michael L. Weiner,
      President and Chief Executive Officer


                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Robert J. Wood as such person's true and lawful attorney-in-fact and agent, will full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration
Statement on Form SB-2, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 1, 2003.

    Signature                Title                              Date
---------------------    ---------------------------         ---------------

/s/ Michael L. Weiner    President, CEO and Director           May 1, 2003
---------------------
Michael L. Weiner       (Principal Executive Officer)


/s/ Robert J. Wood       Vice President, Treasurer and CFO     May 1, 2003
---------------------   (Principal Financial and Accounting
Robert J. Wood           Officer)

/s/ David A. Miller      Secretary                             May 1, 2003
---------------------
David A. Miller
By: /s/Robert J. Wood
---------------------
Robert J. Wood, as
Attorney-in-Fact

/s/ Guenter H. Jaensch   Director                              May 1, 2003
---------------------
Guenter H. Jaensch
By: /s/Robert J. Wood
---------------------
Robert J. Wood, as
Attorney-in-Fact


/s/ Ross B. Kenzie       Director                              May 1, 2003
---------------------
Ross B. Kenzie
By: /s/Robert J. Wood
---------------------
Robert J. Wood, as
Attorney-in-Fact


/s/ Steven Katz          Director                              May 1, 2003
---------------------
Steven Katz
By: /s/Robert J. Wood
---------------------
Robert J. Wood, as
Attorney-in-Fact


/s/ Robert S. Bramson    Director                              May 1, 2003
---------------------
Robert S. Bramson
By: /s/Robert J. Wood
---------------------
Robert J. Wood, as
Attorney-in-Fact